Exhibit 10.1
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.
LICENSE AGREEMENT
DATED AS OF JUNE 7, 2011
BY AND BETWEEN
SOMAXON PHARMACEUTICALS, INC.
AND
PALADIN LABS INC.

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	1
1.1 “Act”	1
1.2 “Adverse Drug Reaction”	1
1.3 “Adverse Event”	1
1.4 “Affiliate”	1
1.5 “Agreement”	2
1.6 “Bulk Product”	2
1.7 “Business Day”	2
1.8 “Calendar Quarter”	2
1.9 “Calendar Year”	2
1.10 “Canada”	2
1.11 “cGMP”	2
1.12 “Change of Control”	2
1.13 “Commercialization”	2
1.14 “Commercialization Plan”	2
1.15 “Commercially Reasonable Efforts”	3
1.16 “Commercial Sale”	3
1.17 “Competing Product”	3
1.18 “Confidential Information”	3
1.19 “Controlled”	3
1.20 “Cost of Goods Sold”	4
1.21 “Cover”, “Covering” or “Covered”	4
1.22 “Effective Date”	4
1.23 “Ex-Canada Territory”	4
1.24 “Executive Officers”	4
1.25 “Field”	4
1.26 “First Commercial Sale”	4
1.27 “FTE”	4
1.28 “Governmental Body”	5
1.29 “Health Canada”	5
1.30 “Improvements”	5
1.31 “Indemnitees”	5
1.32 “Key Territories”	5
1.33 “Know-How”	5
1.34 “Law” or “Laws”	5
1.35 “Licensed Product”	5
1.36 “Licensed Technology”	5
1.37 “Losses”	5
1.38 “Manufacture” or “Manufacturing”	5
1.39 “Manufacturing Know-How”	5
1.40 “Marketing Approval”	5
1.41 “Marks”	5
1.42 “Milestone”	6
1.43 “Milestone Payment”	6
1.44 “NDS”	6
1.45 “Net Sales”	6

1.46 “New Technology”	6
1.47 “Non-Competition Period”	6
1.48 “OTC Product”	6
1.49 “Paladin”	6
1.50 “Paladin Indemnitees”	6
1.51 “Paladin Trademarks”	7
1.52 “Party” or “Parties”	7
1.53 “Patent Rights”	7
1.54 “Person”	7
1.55 “Pharmacovigilance Agreement”	7
1.56 “Phase IV Trial”	7
1.57 “ProCom Net Sales”	7
1.58 “ProCom Payment(s)”	7
1.60 “Product Marks”	7
1.61 “Promotional Materials”	7
1.62 “Purchase Agreement”	7
1.63 “Quality Agreement”	7
1.64 “Regulatory Activities”	7
1.65 “Regulatory Approval”	7
1.66 “Regulatory Filings”	8
1.67 “Net Transfer Fee Term”	8
1.68 “Sales Representative”	8
1.69 “Sell-Off Period”	8
1.70 “Serious Adverse Event or Drug Reaction”	8
1.71 “Shares”	8
1.72 “Somaxon”	8
1.73 “Somaxon Indemnitees”	8
1.74 “Somaxon Know-How”	8
1.75 “Somaxon Patents”	8
1.76 “Supply Agreement”	8
1.77 “Termination Date”	8
1.78 “Territory”	8
1.79 “Third Party”	8
1.80 “Third Party Action”	8
1.81 “Trademark”	9
1.83 “Transfer Price”	9
1.84 “Unexpected Adverse Drug Reaction”	9
1.85 “Unit”	9
1.86 “Valid Claim”	9

ARTICLE 2 LICENSES AND TECHNOLOGY TRANSFER	9
2.1 License Grants	9
2.2 Technology Transfer	10
2.3 Trademarks	11
2.4 No Implied Licenses; Reservation of Rights	14
2.5 Competing Products	14
2.6 Rights of First Negotiation	15

ARTICLE 3 REGULATORY MATTERS	17
3.1 Regulatory Activities	17
3.2 Communications with Governmental Bodies in the Territory	17

ARTICLE 4 COMMERCIALIZATION	18
4.1 Cooperation Committee	18
4.2 Paladin Commercialization Responsibilities	21
4.3 Product Labels and Inserts	22
4.4 Promotional Materials	22
4.5 Inventory Monitoring	22

ARTICLE 5 MANUFACTURING AND SUPPLY	22
5.1 Somaxon Supply Obligations;	22
5.2 Price and Payment	23

ARTICLE 6 PHARMACOVIGILANCE AND QUALITY ASSURANCE	23
6.1 Pharmacovigilance Agreement	23
6.2 Notification	23
6.3 Reporting	24
6.4 Literature Reports	24
6.5 Medical Information	24

ARTICLE 7 FINANCIAL CONSIDERATION	24
7.1 Up-Front Payment	24
7.2 Issuance of Common Stock	24
7.3 Milestone Payments	25
7.4 Additional Payments for Licensed Product	25
7.5 Consideration	25

ARTICLE 8 PAYMENT; REPORTING; AUDITING	26
8.1 Mode of Payment and Conversion	26
8.2 Reports	26
8.3 Records Retention	27
8.4 Interest	27
8.5 Rights of Inspection	27
8.6 Taxes	28

ARTICLE 9 INVENTIONS AND PATENTS	29
9.1 Patented Medicines (Notice of Compliance) Regulations	29
9.2 New Technology	30
9.3 Cooperation	30
9.4 Required Third Party Patent Rights or Know-How	30
9.5 Patent Filing, Prosecution and Maintenance	30
9.6 Enforcement and Defense of Patents and Trademarks	30
9.7 Third Party Actions Claiming Infringement	31
9.8 Actions Against Third Parties	31
9.9 Patent Marking	32
9.10 Paladin Negative Covenant Regarding Somaxon Patent Rights	32

ARTICLE 10 CONFIDENTIALITY	32
10.1 Confidentiality Obligations	32
10.2 Permitted Exceptions	32
10.3 Return of Confidential Information	33
10.4 Press Releases and Disclosure	34

ARTICLE 11 REPRESENTATIONS AND WARRANTIES	34
11.1 Representations and Warranties of Somaxon	34
11.2 Representations and Warranties of Paladin	36
11.3 DISCLAIMER OF WARRANTY	36

ARTICLE 12 INDEMNIFICATION AND INSURANCE	37
12.1 Indemnification by Paladin	37
12.2 Indemnification by Somaxon	37
12.3 NO CONSEQUENTIAL DAMAGES	38
12.4 Notification of Claims; Conditions to Indemnification Obligations	38
12.5 Insurance	39

ARTICLE 13 TERM AND TERMINATION	39
13.1 Term and Expiration	39
13.2 Termination of the Agreement by Somaxon	39
13.3 Termination upon Material Breach or an Event of Insolvency	40
13.4 Effects of Termination	41
13.5 Survival of Licenses in the Event of Somaxon Bankruptcy or Insolvency	43
13.6 No Public Statements	44

ARTICLE 14 DISPUTE RESOLUTION	44
14.1 Disputes	44
14.2 Escalation	45

ARTICLE 15 MISCELLANEOUS PROVISIONS	45
15.1 Relationship of the Parties	45
15.2 Assignment	45
15.3 Compliance with Laws	46
15.4 Further Actions	46
15.5 Force Majeure	46
15.6 Entire Agreement of the Parties; Amendments	47
15.7 Construction	47
15.8 Governing Law	47
15.9 Notices and Deliveries	48
15.10 Waiver	49
15.11 Severability	49
15.12 No Third-Party Beneficiaries	49
15.13 Expenses	49
15.14 Injunctive Relief	49
15.15 Counterparts	49

LICENSE AGREEMENT
This License Agreement (this “Agreement”) is made as of June 7, 2011 (the “Effective Date”), by and between Somaxon Pharmaceuticals, Inc. (“Somaxon”), and Paladin Labs Inc. (“Paladin”). Somaxon and Paladin may hereinafter be referred to individually as a “Party” or collectively as the “Parties.”
WHEREAS, Paladin desires to license from Somaxon and Somaxon desires to license to Paladin, on an exclusive basis, certain intellectual property rights with respect to the Licensed Product in the Territory (as hereinafter defined) and the Parties desire to collaborate on certain aspects of regulatory approval and commercialization of the Licensed Product in the Territory, subject to and in accordance with the terms and conditions of this Agreement; and
WHEREAS, the Parties will enter into a Supply Agreement (the “Supply Agreement”) concurrently with the execution of this Agreement which will set forth the terms and conditions under which Somaxon (or its Third Party manufacturers) will manufacture and supply to Paladin, and Paladin will purchase from Somaxon (or its Affiliates), all of Paladin’s and its Affiliates’ requirements for bulk Licensed Product; and
WHEREAS, the Parties will enter into a Purchase Agreement (the “Purchase Agreement”) concurrently with the execution of this Agreement which will set forth the terms and conditions under which Somaxon will issue and sell to Paladin and Paladin will purchase shares of Somaxon common stock, $0.0001 par value per share (the “Shares”).
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, the Parties hereto, intending to be legally bound, agree as follows:
ARTICLE 1
DEFINITIONS
Unless otherwise specifically provided herein, the following terms shall have the following meanings:
1.1
“Act” means the Food and Drugs Act (Canada), as amended from time to time, and the rules, regulations, and requirements of Health Canada as may be in effect from time to time in Canada, and any comparable act, rules, regulations and requirements of a jurisdiction within the Ex-Canada Territory.

1.2
“Adverse Drug Reaction” means a response to a drug which is noxious and unintended and which occurs at doses normally used in man for prophylaxis, diagnosis or therapy of disease or for modification of physiological function.

1.3
“Adverse Event” means any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and which does not necessarily have to have a causal relationship with this treatment.

1.4
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

1.5	“Agreement” has the meaning set forth in the Preamble of this Agreement.

1.6	“Bulk Product” means Licensed Product, released as a finished good, unlabeled and packaged in bulk bottles.

1.7	“Business Day” means a day other than a Saturday, Sunday, or bank or other public holiday in California, USA or Quebec, Canada.

1.8
“Calendar Quarter” means each three (3) month period beginning on the 1st of January, the 1st of April, the 1st of July or the 1st of October (including any partial calendar quarter in the case of the first or last calendar quarter during the Term).

1.9
“Calendar Year” means each twelve (12) month period beginning on the 1st of January and ending on the 31st of December of the same year (including any partial calendar year in the case of the first or last calendar year of the Term).

1.10	“Canada” means Canada, including each of its provinces and territories as of the Effective Date.

1.11
“cGCP” means the rules concerning current good clinical practices specified by the EU/PIC guidelines (and the corresponding national laws and regulations), the FDA regulations codified in the U.S. Code of Federal Regulations, or any other comparable regulatory criteria or guidelines as applicable, all as amended from time to time.

1.12
“cGLP” means the rules concerning current good laboratory practices specified by the EU/PIC guidelines (and the corresponding national laws and regulations), the FDA regulations codified in the U.S. Code of Federal Regulations, or any other comparable regulatory criteria or guidelines as applicable, all as amended from time to time.

1.13
“cGMP” means the rules concerning current good manufacturing practices requirements specified by the EU/PIC guidelines (and the corresponding national laws and regulations), the US Food and Drug Administration (or any successor entity thereto) regulations, including those set forth in 21 C.F.R. Parts 210, 211 and 606, and all similar regulatory requirements of foreign Governmental Bodies applicable to the Manufacture of the Licensed Product for Commercialization.

1.14	“Change of Control” means:
(a)
the acquisition by any person or group of beneficial ownership of any capital stock of a Party or any direct or indirect parent of a Party, if after such acquisition, such person or group would be the beneficial owner, directly or indirectly, of securities of a Party or any direct or indirect parent of a Party representing more than fifty percent (50%) of the combined voting power of a Party’s or such direct or indirect parent’s then outstanding securities entitled to vote generally in the election of directors;

(b)
the consummation by a Party or any direct or indirect parent of a Party of a consolidation, amalgamation, merger, reorganization or arrangement with any Person or group, if the Persons who were not shareholders of such Party or such direct or indirect parent of such Party immediately prior to such consolidation, amalgamation, merger, reorganization or arrangement own immediately after such consolidation, amalgamation, merger, reorganization or arrangement more than fifty percent (50%) of (i) the continuing or surviving entity or (ii) any direct or indirect parent of such continuing or surviving entity; or

(c)
sale, assignment, spin-off, divestiture or other transfer by a Party or any of its Affiliates to any Person other than to an Affiliate in a single or series of related transactions of all or substantially all of the assets or business of a Party or any of its Affiliates involved in performing all or substantially all of the obligations of such Party under this Agreement.

1.15
“Commercialization” or “Commercialize” means any and all activities directed to the commercial exploitation of the Licensed Product in the Territory in the Field in accordance with applicable Laws before and after Marketing Approval has been obtained, including advertising, marketing, promoting, consumer and physician education, market and consumer research, customer services, detailing, distributing, labelling, offering to sell and selling the Licensed Product in the Territory, final packaging for commercial use and importing the Licensed Product for sale in the Territory, but specifically excluding Manufacturing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.16	“Commercialization Plan” has the meaning set forth in Section 4.2.4.

1.17
“Commercially Reasonable Efforts” means (a) with respect to the efforts to be expended by a Party with respect to any objective, such reasonable, diligent and good faith efforts and resources, consistent with applicable Laws, as such Party would normally use to accomplish a similar objective under similar circumstances, and (b) with respect to any objective relating to Regulatory Approval or Commercialization by a Party, the application by such Party, consistent with the exercise of its prudent scientific and business judgment, of diligent efforts and resources to fulfill the obligation in issue, consistent with the level of efforts such Party would normally devote to its own branded product in that particular country and at a similar stage in its product life as the Licensed Product taking into account, without limitation, scientific, development, technical, commercial and regulatory factors, target product profiles, product labelling, past performance, present and future market potential, present and future regulatory environment and competitive market conditions in the therapeutic area, the safety and efficacy of the Licensed Product and the strength of its proprietary position.

1.18	“Commercial Sale” means any sale or other transfer of the Licensed Product by Paladin to a Third Party.

1.19
“Competing Product” means (other than the Licensed Product or any products Paladin is promoting or selling as of the Effective Date) any branded prescription oral dosage product or drug treatment for use in the treatment of insomnia in the Territory.

1.20
“Confidential Information” means any and all information, technical and nontechnical, written and oral, regardless of media or format, which is not published or otherwise in the public domain, relating to a Party’s business, operations, assets and products (including the Licensed Product) and information of Third Parties that a Party is obligated to keep confidential.

1.21
“Controlled” means, with respect to Patent Rights or Know-How, that the Party or one of its Affiliates owns in whole or in part, or has a license or sublicense to such Patent Rights or Know-How, subject to any restrictions expressly set forth in those agreements set forth on Schedule 1.21 as of the Effective Date, and with respect to Patent Rights or Know-How that Somaxon or one of its Affiliates acquires or obtains from a Third Party at any time after the Effective Date, (i) to the extent that Somaxon or an Affiliate has the right to grant a license or sublicense to Paladin hereunder pursuant to Section 2.1 and (ii) subject to any restrictions to which Somaxon or its Affiliates is subject under any applicable agreement such as field of use restrictions.

1.22
“Cost of Goods Sold” means actual costs to produce commercial supplies of Bulk Product calculated on a per Unit basis, to the extent that such costs would be included in accordance with U.S. generally accepted accounting principles, including: (a) the amounts paid by Somaxon or its Affiliates for (i) Manufacturing Bulk Product, (ii) transporting, storing and insuring Licensed Product, and (iii) testing Bulk Product, including with respect to the foregoing subsections (i) — (iii), all taxes (other than income taxes) and customs duty charges imposed by governmental authorities with respect thereto; (b) to the extent not included in subsection (a), the direct costs and charges incurred by Somaxon or its Affiliates in connection with the Manufacture, testing, storing, insuring and transportation of the Bulk Product, including direct internal costs with respect thereto; (c) to the extent not included in subsection (a), Somaxon’s or its Affiliate’s intellectual property acquisition and licensing costs (including royalties) paid to Third Parties (i) directly allocable to the Licensed Product to the extent that such intellectual property is required for the Manufacture of such Licensed Product in the country of manufacture and (ii) actually incurred by Somaxon or its Affiliates and not otherwise reimbursed by or paid for by any Third Parties, but excluding the ProCom Payments, and, generally, any costs and charges allocable to overhead or other indirect costs.

1.23
“Cover”, “Covering” or “Covered” means, with respect to the Licensed Product, that the using, making, having made, selling, offering for sale or importing of such Licensed Product would, but for ownership of, or the rights and license granted under this Agreement to, the relevant Patent Rights, infringe a Valid Claim of the relevant Patent Rights in the country in which the activity occurs.

1.24	“Effective Date” has the meaning set forth in the Preamble of this Agreement.

1.25	“Ex-Canada Territory” means all those countries in Latin America listed on Schedule 1.25, and all those countries in Africa listed on Schedule 1.25).

1.26	“Executive Officers” has the meaning set forth in Section 14.2.

1.27	“Field” means insomnia characterized by difficulty with sleep maintenance or such other indication(s) as provided in a Marketing Approval.

1.28
“First Commercial Sale” means, with respect to the Licensed Product in the Territory, the first Commercial Sale of the Licensed Product in the Territory, after Marketing Approval has been obtained in the Territory.

1.29	“FTE” means the equivalent of a full-time individual’s work, at one thousand eight hundred (1,800) hours per year for a twelve (12)-month period.

1.30
“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority.

1.31	“Health Canada” means Health Canada or any successor national agency performing comparable functions in the Territory.

1.32	“Improvements” means any modifications, advances or improvements to the Licensed Product that do not require the filing of an NDS or an sNDS with Health Canada.

1.33	“Indemnitees” has the meaning set forth in Section 12.2.

1.34	“Key Territories” means Canada, Brazil and South Africa.

1.35
“Know-How” means any scientific or technical knowledge, information and expertise to make or do something in any tangible or intangible form whatsoever including discoveries, inventions, trade secrets, databases, practices, protocols, Regulatory Filings, methods, processes, techniques, specifications, formulations, formulae, data and results (including pharmacological, biological, chemical, toxicological and clinical information, analytical, quality control, and stability data, studies and procedures), and manufacturing process and development information, whether or not patentable, all to the extent not Covered by a Patent Right.

1.36
“Law” or “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any applicable Governmental Body, including without limitation, the Act.

1.37
“Licensed Product” means Silenor® (doxepin), and all other formulations or dosage strengths of doxepin or other Improvements Controlled by Somaxon during the Term, but specifically excluding any doxepin isomers or OTC Products.

1.38	“Licensed Technology” means Somaxon Patents, Somaxon Know-How and New Technology.

1.39	“Losses” has the meaning set forth in Section 12.1.

1.40
“Manufacture” or “Manufacturing” means any and all activities directed to the formulation, manufacture, fill/finish, testing or packaging of the Bulk Product for Commercialization in accordance with applicable Laws before and after Marketing Approval has been obtained but excluding, for greater certainty, final packaging.

1.41	“Manufacturing Know-How” means Know-How related to Manufacturing.

1.42
“Marketing Approval” means (a) with respect to Canada, approval by Health Canada of an NDS necessary to Commercialize the Licensed Product in the Field, as evidenced by the issuance of a Notice of Compliance (“NOC”); or (b) with respect to an Ex-Canada Territory, final approval of a new drug application, health registration, marketing authorization application, common technical document, regulatory submission, notice of compliance or equivalent application (excluding local and general business licenses and permits) necessary to Commercialize the Licensed Product in the Field in such Ex-Canada Territory.

1.43
“Marks” means all trademarks, service marks, trade names, trade dress, logos, brand names and other indicia of origin, including all common law rights with respect thereto, and all applications for registration and registrations of any such marks and renewals for any of the foregoing, and all goodwill associated therewith.

1.44	“Milestone” has the meaning set forth in Section 7.3.

1.45	“Milestone Payment” has the meaning set forth in Section 7.3.

1.46
“NDS” means a New Drug Submission for the Licensed Product filed pursuant to the requirements of Health Canada, as more fully defined in the Canadian Food and Drug Regulations, as the same may be amended from time to time, and any equivalent application filed in other countries in the Territory, together, in each case, with all additions, deletions or supplements thereto.

1.47
“Net Sales” means with respect to a Licensed Product, the gross amount invoiced for sales of any Licensed Product in the Territory in arm’s length sales by Paladin (and its Affiliates and permitted sublicensees) to Third Parties, less the following deductions from such gross amounts which are actually incurred, allowed, accrued or specifically allocated to such Licensed Product: (i) credits, price adjustments or allowances for damaged products, returns or rejections of Licensed Product; (ii) normal and customary trade, cash and quantity discounts, allowances and credits (other than price discounts granted at the time of invoicing which have already been included in the gross amount invoiced); (iii) chargeback payments and rebates (or the equivalent thereof) granted to or imposed by group purchasing organizations, managed health care organizations or federal, state/provincial, local and other governments, including any or all of their agencies, review boards or tribunals, or trade customers; (iv) sales, value-added (to the extent not refundable in accordance with applicable law), and excise taxes, tariffs and duties, and other taxes directly related to the sale (but not including taxes assessed against the income derived from such sale); (vi) stocking allowances; and (vii) any other payment which reduces gross revenue and is permitted to be deducted in calculating net sales in accordance with Canadian GAAP.

1.48
“Net Transfer Fee Term” shall be determined on a country-by-country basis and means the longer of (a) the period from the First Commercial Sale of the Licensed Product in that country in the Territory until the last date on which the Licensed Product is Covered by a Valid Claim of a Somaxon Patent within Canada or (b) 15 years following First Commercial Sale.

1.49	“New Technology” has the meaning set forth in Section 9.2.

1.50	“Non-Competition Period” means for each of the Key Territories, five years after Regulatory Approval in such country.

1.51	“OTC Product” has the meaning set forth in Section 2.6.2.

1.52	“Paladin” has the meaning set forth in the Preamble of this Agreement.

1.53	“Paladin Indemnitees” has the meaning set forth in Section 12.2.

1.54	“Paladin Trademarks” has the meaning set forth in Section 2.3.2(c).
1.55	“Party” or “Parties” has the meaning set forth in the Preamble of this Agreement.

1.56
“Patent Rights” means any: (a) unexpired issued or granted patent or registration covering one or more inventions, including any correction, supplemental protection certificate, registration, confirmation, reissue, reexamination, extension or renewal thereof; (b) pending patent application, including any continuation, divisional, continuation-in-part, substitute or provisional application thereof; and (c) all counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction; and all inventions disclosed or claimed therein, and all associated rights granted therein or thereby.

1.57
“Person” means any natural person, corporation (including any non-profit corporation), general or limited partnership, limited liability company, firm, business, trust, joint venture, association, organization, or other business entity, or any Governmental Body.

1.58	“Pharmacovigilance Agreement” has the meaning set forth in Section 6.1.

1.59
“Phase IV Trial” means any research study or data collection effort for the Licensed Product in the Field in the Territory that is initiated after receipt of Marketing Approval to obtain additional information, including risks, benefits and optimal use.

1.60	“ProCom Net Sales” means “Net Sales” as defined in that certain Amended and Restated License Agreement dated September 15, 2010 by and between Somaxon and ProCom One, Inc. (the “ProCom Agreement”)
1.61	“ProCom Payment(s)” shall have the meaning set forth in Section 7.4.2.

1.62
“Product Labels and Inserts” means (a) all labels and other written, printed or graphic matter affixed to any container, packaging or wrapper, or (b) package inserts, in each case to be utilized in connection with the Commercialization in the Field by Paladin.

1.63	“Product Marks” means the Marks under which the Licensed Product is Commercialized, as designated by Somaxon pursuant to Section 2.3.1.

1.64
“Promotional Materials” means all written, printed, electronic and graphic materials (other than Product Labels and Inserts) provided by or on behalf of Paladin or its Affiliates in accordance with this Agreement for use by Sales Representatives in connection with the Commercialization in the Field.

1.65	“Purchase Agreement” has the meaning set forth in the Preamble to this Agreement.

1.66	“Quality Agreement” has the meaning set forth in Section 5.1.2.

1.67
“Regulatory Activities” means with respect to the Licensed Product in the Territory: (a) the preparation, review, filing and maintenance of any and all Regulatory Filings; (b) maintaining contact and communication with Health Canada or other applicable Governmental Body; and (c) otherwise complying with all requirements of a holder of any Regulatory Approval and applicable Law.

1.68
“Regulatory Approval” means any and all approvals, authorizations, designations, licenses, or registrations, of Health Canada or other applicable Governmental Body, necessary for the manufacture, Commercialization, use, handling, storage, import, or transport of the Licensed Product in the Field in the Territory, including Marketing Approval and any related pricing or reimbursement approvals.

1.69
“Regulatory Filings” means any applications, communications, data, documents, regardless of format or media, filed with or submitted to Health Canada or other applicable Governmental Body for purposes of obtaining Marketing Approval or as a post-obtainment commitment or requirement relating to such Marketing Approval, including any NDS.

1.70
“Sales Representative” means a sales representative (a) employed by Paladin in the Territory, or (b) employed or contracted by a Third Party contracted by Paladin in the Territory. For the avoidance of doubt, “Sales Representative” shall not include any medical scientific personnel.

1.71	“Sell-Off Period” has the meaning set forth in Section 13.4.3(b)(C).

1.72
“Serious Adverse Event or Drug Reaction” means any untoward medical occurrence that at any dose results in death; is life threatening; requires inpatient hospitalization or prolongation or existing hospitalization; results in persistent or significant disability/incapacity; or is a congenital anomaly/birth defect.

1.73	“Shares” has the meaning set forth in the recitals.

1.74	“Somaxon” has the meaning set forth in the Preamble of this Agreement.

1.75	“Somaxon Indemnitees” has the meaning set forth in Section 12.1.

1.76
“Somaxon Know-How” means all Know-How Controlled by Somaxon as of the Effective Date and/or thereafter during the Term, in each case, necessary for seeking Regulatory Approval in the Field or Commercialization in the Field, and specifically excluding the Manufacturing Know-How.

1.77
“Somaxon Patents” means (a) the Patent Rights set forth on Schedule 1.77 hereto, and (b) all Patent Rights in the Territory Controlled by Somaxon following the Effective Date during the Term Covering the Licensed Product or Commercialization thereof.

1.78	“Supply Agreement” has the meaning set forth in the Preamble to this Agreement.

1.79	“Termination Date” has the meaning set forth in Section 13.1.

1.80	“Territory” means Canada and the Ex-Canada Territory.

1.81	“Third Party” means any Person other than Somaxon, Paladin or Affiliates of either of them.

1.82	“Third Party Action” has the meaning set forth in Section 9.7.

1.83	“Trademark” means each of the following Marks: (a) the Product Marks, and (b) the Somaxon name and logo designated by Somaxon pursuant to Section 2.3.1.

1.84
“Transfer Price” means Cost of Goods Sold per Unit plus ten percent (10%); provided however, that the Transfer Price for samples of Licensed Product in quantities consistent with the then-most-recent binding forecast or otherwise as agreed upon by the Parties through the Cooperation Committee shall be the Cost of Goods Sold per Unit.

1.85	“Unexpected Adverse Drug Reaction” means an adverse reaction, the nature or severity of which is not consistent with the applicable product information.

1.86	“Unit” means a single dose of Licensed Product.

1.87
“Valid Claim” means a claim within the Somaxon Patents which has not lapsed or been revoked, abandoned or held unenforceable or invalid by a final decision of a court or governmental or supra-governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise.

ARTICLE 2
LICENSES AND TECHNOLOGY TRANSFER
2.1	License Grants.
2.1.1
Commercialization. Subject to the terms and conditions of this Agreement, Somaxon hereby grants to Paladin an exclusive payment-bearing right and license, with the right to sublicense solely upon the prior written consent of Somaxon, not to be unreasonably withheld, delayed or conditioned, under the Licensed Technology (a) to Commercialize the Licensed Product in the Field in the Territory and (b) in order to obtain and maintain Regulatory Approvals or as otherwise approved by Somaxon in writing, to conduct Regulatory Activities in the Field. Notwithstanding the foregoing, Paladin shall be permitted to sublicense to its Affiliates upon notice to (but without requiring the consent of) Somaxon the rights granted to Paladin pursuant to this Section 2.1.1.

The foregoing license does not include the right to, and Paladin agrees that it shall not, (i) market, detail, promote, or advertise the Licensed Product for use outside the Field or (ii) commercialize in any manner the Licensed Product outside the Territory. For the avoidance of doubt, subject to the above referenced obligations of Paladin and its other obligations hereunder including its obligation to comply with all applicable Laws, the writing of a prescription in the Territory for the Licensed Product for an unapproved use shall not, in and of itself, constitute a breach of this Agreement.

2.1.2
Manufacturing. Subject to the terms and conditions of this Agreement, Somaxon hereby grants to Paladin a non-exclusive right and license, with the right to sublicense solely upon the prior written consent of Somaxon, not to be unreasonably withheld, delayed or conditioned, under the Licensed Technology and the Manufacturing Know-How to Manufacture Licensed Product solely for Commercialization in the Field; provided that Paladin shall not have the right to Manufacture or have Manufactured Licensed Product until such time as (i) Somaxon provides written notice of its intent to terminate the Supply Agreement pursuant to Section 6.2(b) of the Supply Agreement or (ii) the Supply Agreement is otherwise terminated. Notwithstanding the foregoing, so long as Paladin has the right to Manufacture or have Manufactured the Licensed Product, Paladin shall be permitted to sublicense to its Affiliates upon notice to (but without requiring the consent of) Somaxon the rights granted to Paladin pursuant to this Section 2.1.2.

2.1.3
Subcontractors and Affiliates. Either party will be permitted to subcontract certain of its business functions or other obligations thereunder associated with the Commercialization and/or obtaining or maintaining Regulatory Approvals, such as utilizing a contract sales force, ad agency or contract safety service; provided however, that such party will remain fully liable and responsible to the other for all actions and/or omissions of its subcontractors under this Agreement as though such actions and/or omissions of its subcontractors under this Agreement were made by such party itself.

2.1.4
Sublicensing and Subcontracting. Without limiting Sections 2.1.2 and 2.1.3, Somaxon acknowledges and agrees that Paladin may sublicense and/or subcontract its rights and obligations hereunder with respect to Commercialization and obtaining or maintaining Regulatory Approvals in Africa to Pharmaplan (Proprietary) Limited.

2.2
Technology Transfer. Transfer of Somaxon Know-How. Within a reasonable period of time after the Effective Date, Somaxon and Paladin will consult with each other in good faith to identify in writing those items of Somaxon Know-How that the Parties identify as necessary in connection with Paladin’s exercise of its rights and obligations under this Agreement and to which Somaxon has access without undue effort. As promptly as reasonably practicable after the Effective Date and the identification in writing by Paladin of items from the list prepared by the Parties pursuant to the foregoing sentence (but in no event more than 30 days after such items are identified by Paladin to Somaxon in writing), Somaxon will provide to Paladin, at Somaxon’s cost and expense, a copy of all such items of Somaxon Know-How identified by Paladin. The foregoing shall in no event require Somaxon to provide copies of laboratory notebooks or manufacturing run records required to be maintained by Somaxon under applicable Law. In addition, throughout the term of the Supply Agreement, Somaxon shall provide to Paladin, at Somaxon’s cost and expense, a copy of items of Somaxon Know-How reasonably necessary to permit Paladin to continue to Manufacture Bulk Product so long as such items are reasonably accessible to Somaxon. Somaxon shall reasonably assist Paladin in the implementation of any Manufacturing arrangement in substitution of the Supply Agreement. If Somaxon maintains any such Somaxon Know-How in electronic form, Somaxon shall provide such Somaxon Know-How to Paladin in electronic form. Otherwise, Somaxon may provide such Somaxon Know-How in paper form. All Somaxon Know-How shall be in the English language, with any required authenticated translation to be provided by Paladin at no cost to Somaxon.

2.2.2
Additional FTE Support. In addition, Somaxon shall, at Somaxon’s cost and expense, make certain of its employees who are knowledgeable about the Licensed Product or the Licensed Technology reasonably available to Paladin for scientific and technical explanations, advice and related on-site support, if and to the extent reasonably requested by Paladin and required to seek Regulatory Approval in the Field, or up to a maximum of 180 hours during the first 12 months following the Effective Date, and up to 7.5 hours per month thereafter during the Term (the “FTE Support”). Paladin shall reimburse Somaxon for any documented out-of-pocket costs associated with providing the FTE Support under this Section 2.2.2, including transportation costs associated with any on-site support requested by Paladin. Somaxon shall have no obligation to provide support in excess of the FTE Support limit for the applicable time period without reimbursement by Paladin for all costs associated with such excess support.

2.2.3
Somaxon Confidential Information. All such Somaxon Know-How provided to Paladin and all information and materials (in whatever form or medium) disclosed by or on behalf of Somaxon under this Agreement, including during any on-site support, shall be and remain Somaxon’s Confidential Information, subject to the terms and conditions of ARTICLE 10.

2.3	Trademarks.
2.3.1
Trademarks Ownership Paladin hereby acknowledges and agrees that, subject to the license granted to Paladin pursuant to Section 2.3.1(b), as between the Parties, Somaxon shall own all right, title and interest in and to, and shall otherwise Control, all Trademarks and that the ownership and all goodwill arising from the use of such Trademarks in the Territory shall vest in and inure to the sole benefit of Somaxon.

(a)
Designation of Product Marks. Somaxon shall, after consultation with Paladin, have the sole right to designate the Product Marks to be used in connection with the Commercialization; provided that Somaxon shall make such designation no later than the date the first application for Marketing Approval is filed; provided further that, without Paladin’s written consent, Somaxon shall not designate any Product Mark for the Licensed Product if a URL and Web-address for a website containing such Product Mark (or a derivative thereof that is acceptable to Paladin) is not available in the applicable jurisdiction in the Territory.

(b)
Grant of Trademark License. Subject to the terms and conditions of this Agreement, Somaxon hereby grants to Paladin, and Paladin hereby accepts, an exclusive license, (a) to use the Trademarks to Commercialize the Licensed Product in the Field in the Territory, including the use of the Trademarks in any Paladin website, and (b) to use the Trademarks to perform the obligations and exercise the rights of Paladin in the Field in the Territory under this Agreement. Notwithstanding anything contained herein, Somaxon shall not be deemed to have violated the rights and licenses granted to Paladin pursuant to this Section 2.3.1 or Section 2.1 to the extent that commercialization activities conducted by or on behalf of Somaxon or its Affiliates via the Internet or other global electronic means or methods targeted to Persons outside of the Field and/or outside the Territory may reach Persons within the Field or within the Territory.

(c)
Trademark Use Guidelines. Paladin shall use any Trademark hereunder only in connection with the Licensed Products and in compliance with reasonable quality standards and specifications, and shall use any trademark symbols specified under applicable Law for the purpose of identifying the Trademarks as protected under applicable trademark or similar Laws.

(d)
No Rights in Trademarks. Paladin acknowledges and agrees that it shall not have any rights in respect of the Trademarks except to the extent expressly granted in this Agreement, and that all use of the Trademarks in the Territory and all goodwill in the Trademarks shall inure to the benefit of Somaxon.

(e)
Non-Exclusive License to Paladin Trademarks. Paladin hereby grants to Somaxon a non-exclusive license to use and apply any of the Paladin Trademarks solely in relation to the Licensed Products in the Territory and in the Field and then solely to support Manufacture and Commercialization. Somaxon acknowledges and agrees that it shall not have any rights in respect of the Paladin Trademarks except to the extent expressly granted in this Agreement, and that all use of the Paladin Trademarks in the Territory and all goodwill in the Paladin Trademarks shall inure to the benefit of Paladin.

2.3.2
Certain Obligations of Paladin. Paladin shall not use any Mark other than the Trademarks to identify the Licensed Product in connection with Commercialization. Paladin shall not, without Somaxon’s prior written consent, directly or indirectly, make any use of the Trademarks, or any Mark which is confusingly similar thereto, as part of a corporate or trade name or in connection with any product or service, other than as permitted under this Agreement.

(a)
As between the Parties, Somaxon shall have the sole right and obligation, at its cost and expense, to obtain and maintain any registration, or other form of protection, for the Trademarks for use in connection with Commercialization.

(b)
Paladin, at Somaxon’s cost and expense, shall take such actions and provide such assistance as Somaxon may reasonably request from time to time, in connection with Somaxon filing, prosecuting or otherwise in connection with seeking any registration for any of the Trademarks for the Licensed Product in the Territory, and as may be reasonably necessary for Somaxon to renew, maintain, protect or enforce, any such Trademark or any pending application for registration or any registration therefor (including the filing of any applications for registration of any Trademark for use in connection with the Licensed Product in the Territory).

(c)
Paladin shall be permitted to use its names, trade dress and other Marks (“Paladin Trademarks”) together with the Trademarks in connection with Commercialization in the Field so long as such use is in compliance with Section 2.3.1(c).

2.3.3
Quality Control. Somaxon or its authorized representatives shall have the right to inspect at any time during normal business hours and after reasonable notice, the business premises of Paladin and its Affiliates to ensure that the character and supply of the goods used or services offered in association with the Trademarks are in compliance with the terms of this Agreement. If and as may be reasonably requested by Somaxon and necessary for it to maintain and exercise quality control over the use of any Trademarks and to protect the goodwill associated therewith, Paladin shall, at Somaxon’s cost and expense, provide representative specimens to Somaxon of materials that include any Trademark (including Product Labels and Inserts and Promotional Materials). If after reviewing such representative specimens, Somaxon has a reasonable concern regarding the quality of such materials, Somaxon will notify Paladin in writing and Paladin shall take reasonable steps to address such concern.

2.3.4
Inclusion of Name on Product, Labels and Inserts. All Product Labels and Inserts (including all packaging) for the Licensed Product shall, if and to the extent permitted by applicable Law, (a) display the name of (i) Somaxon as owner and licensor of the applicable Somaxon Patents, (ii) the applicable manufacturer, (iii) Paladin as exclusive distributor and licensee in the Territory, and (iv) the Licensed Product and Trademarks, and (b) provide that the applicable Somaxon Patents are under license to Paladin by Somaxon, in a form and manner approved by Somaxon in advance (such approval not to be unreasonably withheld, delayed or conditioned). For the avoidance of doubt, the foregoing shall not limit Paladin’s obligation to include on any materials bearing the Trademarks (in whatever form or medium), a notice in the form of a brief statement or legend providing that the Trademarks are under license to Paladin by Somaxon, in a form and manner approved by Somaxon in advance (such approval not to be unreasonably withheld, delayed or conditioned) and in compliance with Section 2.3.1(c). In all instances where Paladin requires Somaxon consent under Section 2.3.4, Paladin shall submit the relevant materials to Somaxon for its approval and Somaxon shall have a period of 10 Business Days following its receipt of such materials to reply, failing which such approval shall be deemed to have been given.

2.3.5
Survival of Trademark License. Except as required during the Sell-Off Period, the license to the Trademarks granted pursuant to Section 2.3.1 shall automatically terminate upon termination of this Agreement pursuant to ARTICLE 13 and, thereafter, Paladin shall have no right to use any Trademark or any Mark that is confusingly similar to any Trademark as determined by applicable trademark Law.

2.4	No Implied Licenses; Reservation of Rights.
2.4.1
Paladin shall have no licenses or other rights other than those expressly granted in this Agreement, and, in particular and without limiting the foregoing, nothing in this Agreement shall be construed to grant Paladin any licenses or other rights in any intellectual property rights, know-how or data owned or Controlled by Somaxon or any of its Affiliates except as provided in Sections 2.1 or 2.3.1(b).

2.4.2
Somaxon shall have no licenses or other rights other than those expressly granted in this Agreement, and, in particular and without limiting the foregoing, nothing in this Agreement shall be construed to grant Somaxon any licenses or other rights in any intellectual property rights, know-how or data owned or Controlled by Paladin or any of its Affiliates except as provided in Section 13.4.3.

2.4.3
Notwithstanding the exclusivity of any rights granted under Section 2.1, Somaxon hereby reserves the exclusive, sublicensable right under the Licensed Technology (i) to make and have made the Bulk Product in the Territory for supply to Paladin or its Affiliates, or to the extent otherwise necessary or appropriate for Somaxon or any of its Affiliates or sublicensees to perform its obligations, under this Agreement or the Supply Agreement, (ii) to make and have made the Licensed Product anywhere in the world for import, use, sale and offer for sale outside the Territory and (iii) to import, make, have made and use Licensed Product, and to use and practice the Licensed Technology to make, have made and use Licensed Product, in the Territory for any non clinical or clinical research purpose of Somaxon or its Affiliates, or in support of any regulatory filings or other activities outside the Territory.

2.5
Competing Products. During the Non-Competition Period and except as expressly permitted under this Agreement, (a) neither Paladin nor any of its Affiliates shall, directly or indirectly, promote, distribute, offer for sale, sell or otherwise commercialize any Competing Product in the Key Territories, and (b) if Paladin is selling a generic prescription pharmaceutical product or drug treatment for use in the treatment of insomnia (a “Generic Competing Product”) in any country in the Key Territories, Paladin shall not advertise, market, promote or detail such Generic Competing Product in such country (other than for the sole purpose of providing information on the name, indication and price of such Generic Competing Product to the extent necessary to facilitate distribution and formulary coverage for such Generic Competing Product in such country); provided, however, that if Paladin (1) is the subject of any acquisition, merger, consolidation, or similar transaction with or by a Third Party (including any Change of Control or acquisition of all or substantially all of Paladin’s business or assets relating to the Product by a Third Party or the acquisition by Paladin of the business or any assets of a Third Party) or acquires any Third Party (by way of acquisition, merger, consolidation or similar transaction) and that Third Party is promoting, distributing, offering for sale, selling or otherwise commercializing a Competing Product or has a commercial license, commercial ownership interest or other commercial rights in one or more Competing Products in such country in the Key Territories, or (2) is selling a Generic Competing Product in any country in the Key Territories, then the continuation of promotion, distribution, offering for sale, selling or other commercialization with respect to any such Competing Product by Paladin (or its successor, acquiror, or assignee) in such country, with respect to subclause (1), or the selling of such Generic Competing Product, with respect to subclause (2), shall be deemed not to be a breach of this Section 2.5 so long as (i) (A) no Somaxon Patents and (B) no Somaxon Know-How, Manufacturing Know-How or New Technology that is Confidential Information is, in either (A) or (B), used in any such activities associated with the Competing Product or Generic Competing Product, as applicable, in such country and (ii) Paladin commences or continues, as applicable, the Commercialization in such country within the Key Territories using Commercially Reasonable Efforts which shall be measured assuming that the Competing Product or Generic Competing Product, as applicable, is not being marketed or sold in such country by any Person (including Paladin).

2.6	Rights of First Negotiation.
2.6.1
If Somaxon initiates a Phase III clinical trial in the US (or its equivalent in a country within the Territory) during the Initial Term or any Extension Term involving any drug product or drug treatment containing (a) doxepin (other than the Licensed Product) in any field of use outside the Field in the Territory or (b) any doxepin isomers (other than the Licensed Product) in any field of use in the Territory (each, an “Other Doxepin Product”), Somaxon shall provide written notice to Paladin of such initiation. If Paladin notifies Somaxon in writing within 45 days after receipt of such notice (each, a “Doxepin Evaluation Period”) that Paladin is not interested in obtaining rights in and to the applicable Other Doxepin Product in the Territory (such rights, “Other Doxepin Product Rights”), or if Paladin fails to notify Somaxon of Paladin’s interest in obtaining the Other Doxepin Product Rights prior to the expiration of the Doxepin Evaluation Period, then Somaxon shall have no further obligation to Paladin with respect to the applicable Other Doxepin Product Rights. If Paladin is interested in obtaining the Other Doxepin Product Rights, it shall so notify Somaxon in writing prior to the expiration of the Doxepin Evaluation Period, and upon Somaxon’s receipt of such notice, Paladin and Somaxon shall promptly commence good-faith negotiations, for a period of 60 days and such longer period as may be mutually agreed upon by the parties in writing in the event the parties have made material progress in the negotiations (the “Doxepin Negotiation Period”), regarding the commercially reasonable terms of an agreement pursuant to which Paladin shall obtain such Other Doxepin Product Rights. If Somaxon and Paladin have failed to enter into an agreement for the Other Doxepin Product Rights upon the expiration of the Doxepin Negotiation Period, then Somaxon shall thereafter have the right to negotiate and enter into an agreement with a Third Party following the Doxepin Negotiation Period granting the Other Doxepin Product Rights to a Third Party on terms that are no less favourable to Somaxon than those that were contained in the last offer by Paladin to Somaxon.

2.6.2
During the Initial Term and any Extension Term, subject to the primary rights of Procter & Gamble with respect to an OTC Product (as defined herein), Somaxon shall, after compliance with the obligations to Procter & Gamble under Section 13.1 of the Co-Promotion Agreement dated August 24, 2010, as amended from time to time, provide written notice to Paladin if Somaxon desires, either alone or with a Third Party, to develop or commercialize in any country in the Territory a pharmaceutical product containing doxepin as the sole active pharmaceutical ingredient and for which a prescription from a physician or other professional who is permitted by law to prescribe pharmaceutical products is not required in order to dispense, purchase or use such product (an “OTC Product”). If Paladin notifies Somaxon in writing within 45 days after receipt of such notice (the “OTC Evaluation Period”) that Paladin is not interested in obtaining rights in and to the OTC Product (such rights, “OTC Product Rights”), or if Paladin fails to notify Somaxon of Paladin’s interest in obtaining the OTC Product Rights prior to the expiration of the OTC Evaluation Period, then Somaxon shall have no further obligation to Paladin with respect to the applicable OTC Product Rights. If Paladin is interested in obtaining the OTC Product Rights, it shall so notify Somaxon in writing prior to the expiration of the OTC Evaluation Period, and upon Somaxon’s receipt of such notice, Paladin and Somaxon shall promptly commence good-faith negotiations, for a period of 60 days and such longer period as may be mutually agreed upon by the parties in writing in the event the parties have made material progress in the negotiations (the “OTC Negotiation Period”), regarding the commercially reasonable terms of an agreement pursuant to which Paladin shall obtain such OTC Product Rights. If Somaxon and Paladin have failed to enter into an agreement for the OTC Product Rights upon the expiration of the OTC Negotiation Period, then Somaxon shall thereafter have the right to negotiate and enter into an agreement with a Third Party following the OTC Negotiation Period granting the OTC Product Rights to a Third Party on terms that are no less favourable to Somaxon than those that were contained in the last offer by Paladin to Somaxon.

2.6.3
During the Initial Term and any Extension Term, Somaxon shall provide written notice to Paladin if Somaxon desires, either alone or with a Third Party, to commercialize the Licensed Product in Mexico. If Paladin notifies Somaxon in writing within 45 days after receipt of such notice (the “Mexico Evaluation Period”) that Paladin is not interested in obtaining rights in and to the Licensed Product in Mexico (such rights, the “Mexico Rights”), or if Paladin fails to notify Somaxon of Paladin’s interest in obtaining the Mexico Rights prior to the expiration of the Mexico Evaluation Period, then Somaxon shall have no further obligation to Paladin with respect to the Mexico Rights. If Paladin is interested in obtaining the Mexico Rights, it shall so notify Somaxon in writing prior to the expiration of the Mexico Evaluation Period, and upon Somaxon’s receipt of such notice, Mexico shall thereafter be included as a “Key Territory” and as a country within the “Territory.”

ARTICLE 3
REGULATORY MATTERS
3.1	Regulatory Activities.
3.1.1
Paladin Regulatory Obligations. Paladin shall, at its sole cost, subject to the applicable terms and conditions of this Agreement, (i) use Commercially Reasonable Efforts to obtain Marketing Approvals in each of the Key Territories, (ii) use Commercially Reasonable Efforts to obtain all required Regulatory Approvals to market the Licensed Product in the Field in each of the Key Territories, (iii) conduct all Regulatory Activities related to the Licensed Product in each of the Key Territories following Marketing Approval thereof, (iv) keep Somaxon informed regarding the status of regulatory submissions for the Licensed Product in the Territory to the extent that any issues arise which would reasonably be expected to adversely affect Somaxon’s Manufacturing or regulatory activities outside the Territory, and (v) notify Somaxon of any actions by Health Canada or any other Governmental Body in the Territory that relate to the safety or effectiveness of the Licensed Product.

3.1.2
Somaxon Regulatory Obligations. Subject to Section 2.2.2, Somaxon shall provide reasonably requested assistance to Paladin in the development of the materials required for Regulatory Activities in the Territory. Without limiting the generality of the foregoing, Somaxon, at its cost, will (i) provide Paladin with all reasonably required access to Licensed Technology, (ii) reasonably assist Paladin in resolving material issues which may arise after discussions with Health Canada, (iii) keep Paladin informed regarding the status of regulatory submissions for the Licensed Product in jurisdictions outside of the Territory to the extent that any issues arise which would reasonably be expected to materially and adversely affect Paladin’s Regulatory Activities in the Territory, (iv) notify Paladin of any changes to chemistry, manufacturing or controls (CMC) that are permitted by the Supply Agreement following receipt of a Marketing Approval for the Licensed Product, and (v) notify Paladin of any actions in jurisdictions outside of the Territory that relate to the safety or effectiveness of the Licensed Product.

3.2	Communications with Governmental Bodies in the Territory.
3.2.1
Except as may otherwise be set forth in this Agreement or required by applicable Law, Paladin shall be responsible for and act as the sole point of contact for communications with Health Canada and any other Governmental Body in connection with the Licensed Product in the Field in the Territory, except to the extent Somaxon is required under applicable Law to make any such communications; provided that Paladin shall include one or more representatives of Somaxon in any in-person or other key meetings (whether in-person or telephonic) with any such Governmental Body in any of the Key Territories. Paladin shall keep Somaxon reasonably informed of its material contacts and communications (including written and material oral communications) with any Governmental Body in connection with the Licensed Product in the Territory. Paladin shall promptly provide copies to Somaxon of all such material contacts and communications (or, if applicable, minutes of any such oral communication).

3.2.2
Except as may otherwise be set forth in this Agreement, the Quality Agreement or the Pharmacovigilance Agreement or required by applicable Law, Paladin shall be responsible for preparing and making all reports, submissions and responses to Governmental Bodies in the Territory concerning the Licensed Product in the Field after receipt of Marketing Approval, including price reporting with respect to any of the foregoing required by applicable Law in the Territory, each in conformance with applicable Law. Paladin will prepare the initial NDS for the Licensed Product, using the Somaxon Know-How, and will not file such NDS with any Governmental Body in the Territory without first consulting with Somaxon and incorporating all reasonable suggestions made by Somaxon. In addition, following the first filing of the initial NDS for the Licensed Product, any amendment, supplement or other changes to the NDS (including any such amendments, supplements or other changes made following receipt of the applicable Marketing Approval) or any other Regulatory Filing shall be prepared by Paladin but no material Regulatory Filing in any Key Territories will be filed with any Governmental Body in the applicable Territory without first consulting with Somaxon and incorporating all reasonable suggestions made by Somaxon. Paladin shall submit the relevant materials to Somaxon and Somaxon shall have the following periods of time following its receipt of such materials to reply, failing which Paladin shall be deemed to have fulfilled its consultation obligation: 10 days in the case of the initial NDS for the Licensed Product and five days in all other instances where Paladin need consult with Somaxon under this Section 3.2.2.

3.2.3
Each Party shall immediately inform the other Party in the event that such Party or any of its Affiliates receives any notice from any Governmental Body relating to any finding of deficiency, finding of non-compliance, investigation, penalty for corrective or remedial action or of any other compliance or enforcement action to the extent any of the foregoing could reasonably be expected to have a material adverse effect on the Commercialization, Manufacturing or supply of any Licensed Product in the Field in the Territory.

3.2.4	All Regulatory Filings and Regulatory Approvals, including any NDS or DIN issued by Health Canada shall be in the name of Paladin and shall be the property of Paladin.
ARTICLE 4
COMMERCIALIZATION
4.1
Cooperation Committee. A Cooperation Committee (the “CC”) will be formed and remain in existence throughout the term of this Agreement in order to manage and oversee the seeking, obtaining and maintaining of Regulatory Approvals, and Commercialization, in the Field.

4.1.1
Membership. The CC shall be composed of four members, two members appointed by each Party. The CC will consist of at least one senior officer from each Party authorized to make decisions with respect to matters before the CC including Commercialization. Promptly following the Effective Date, each Party shall appoint its initial representatives to the CC. Each Party may replace its CC representatives at any time upon written notice to the other Party. Paladin will designate one of its representatives as the Chairperson of the CC. The Chairperson shall be responsible for scheduling meetings, preparing and circulating an agenda in advance of each meeting, preparing and issuing minutes of each meeting within 15 days thereafter, revising such minutes to reflect timely comments thereon, and overseeing the ratification of such revised minutes; provided, that the Chairperson shall call a meeting promptly or include items on any meeting agenda upon the written request of Somaxon and such minutes will not be formalized until the Chairperson and a representative of Somaxon review and confirm the accuracy of such minutes in writing.

4.1.2
Meetings. For the first three years following the Effective Date, the CC shall meet a minimum of three times per year. Thereafter, the CC shall meet a minimum of two times per year. The Parties shall endeavour to schedule meetings of the CC at least three months in advance. Meetings for the CC shall be held in person at the primary offices of each Party on an alternating basis, by teleconference or by video conference, or as otherwise agreed by the Parties. If an in-person meeting of the CC is required in order to maintain progress with the Commercialization Plan, an ad hoc CC meeting may be called by either Party, to be held within 10 days of such request at a location specified by the non-requesting Party. In no event shall the CC be required to meet more than six times per year.

4.1.3	Responsibilities. The CC shall:
(a)
Ensure the complete mutual exchange of all Know-How necessary for the commercialization of the Licensed Product within and outside the Territory, whether such Know-How is derived by Paladin or Somaxon;

(b)	Review and discuss the status and plan relating to all Regulatory Approvals, including any clinical or non-clinical studies conducted or planned in connection therewith;

(c)	Oversee the preparation and implementation of the Regulatory Filings and the Commercialization Plan;

(d)
Discuss the state of the markets for the Licensed Product in the Territory and opportunities and issues concerning the Commercialization in the Field, including on a country-by-country basis consideration of marketing and promotional strategy, marketing research plans, labelling, Licensed Product positioning and Licensed Product profile issues;

(e)
Review and approve post-Regulatory Approval activities in the Field that are proposed by Paladin pursuant to Section 4.1.4, including any trial design and implementation for Phase IV Trials, and thereafter monitor any such approved post-Regulatory Approval activities;

(f)	Agree on a mechanism to monitor and prevent re-importation of Licensed Product into the U.S. and review the operation of such mechanism (including any needed adjustments) at each meeting of the CC;

(g)
Review and approve any investigator research grants with respect to the Licensed Product in the Field in the Territory that are proposed by Paladin pursuant to Section 4.1.4, and thereafter monitor any such investigator research grant activities;

(h)	Discuss optimal Product Marks in the Territory in connection with Somaxon’s global branding campaign for the Licensed Product;

(i)	Discuss any Third Party Patent Rights or Know-How that may be necessary for Commercialization in the Field, as provided in Section 9.4;

(j)
Have authority to establish one or more other committees that report to the CC and assist the CC in carrying out its responsibilities, which other committees shall be subordinate to the CC, shall have such membership and responsibilities as the CC shall determine, and may be disbanded by the CC at any time;

(k)	Resolve, or attempt to resolve, any disputes not resolved by any subordinate committee created by the CC; and

(l)	Perform such other functions as allocated to it in writing by the Parties.
4.1.4
Paladin Proposals Regarding post-Regulatory Approval Activities or Investigator Research Grants. Paladin may make a written proposal to the CC regarding post-Regulatory Approval activities (including a Phase IV Trial) or investigator research grants for the Licensed Product in the Field in the Territory. Such proposal shall include (a) any Know-How in its possession which may be relevant to the proposed activities, (b) a reasonably detailed outline of the activities including a timeline for performing such activities, (c) an estimated budget for the anticipated costs for such proposed activities, and (d) preliminary information about the expanded Commercialization risks and opportunities for the Licensed Product in connection with such proposed activities. Paladin shall not implement any activities included in such proposal(s) without the prior approval of the CC as provided in Section 4.1.3.

4.1.5
Decision Making; Authority. The CC shall make its decisions by consensus, with each Party’s representatives collectively having one vote. If the CC is unable to reach consensus regarding a matter before it within 15 days, then:

(a)
Somaxon shall have authority to make the final decision with respect to all issues relating to (i) Manufacturing, (ii) licensing of Third Party Patent Rights or Know-How, and (iii) matters set forth in Sections 4.1.3(e), (f), (g) and (h) above; provided that such decision does not, without Paladin’s consent, which consent shall not be unreasonably withheld, delayed or conditioned, materially increase Paladin’s obligations (including its monetary/budget obligations) under this Agreement; and

(b)
Paladin shall have authority to make the final decision with respect to all issues relating to Regulatory Activities (other than matters set forth in Sections 4.1.3(e), (f), (g) and (h) above) and Commercialization in the Field, subject to Somaxon’s prior review and consent as set forth in Article 3; provided that in all events Somaxon shall be consulted regarding pricing decisions for the Licensed Product in the Territory.

4.2	Paladin Commercialization Responsibilities.
4.2.1	General Commercialization Obligations. Paladin shall, at its sole cost, use Commercially Reasonably Efforts to Commercialize in each of the Key Territories in compliance with applicable Law.

4.2.3
Commercial Diligence. In addition to, and without limiting the foregoing general obligations of Paladin, Paladin shall (a) file a Regulatory Filing in Canada by June 7, 2012; provided that the Parties shall discuss the extension of such date in the event that Health Canada requires data in addition to that included in the Regulatory Filing made by Somaxon in the United States for the Licensed Product in the Field; and (b) cause the First Commercial Sale to occur in the applicable country in each of the Key Territories within twelve (12) months of the date on which Marketing Approval is obtained in such country.

4.2.4
Commercialization. Paladin shall keep the CC informed with respect to its activities in support of Commercialization. Paladin shall provide the CC with a copy of its annual marketing plan with respect to the Licensed Product (“Commercialization Plan”) at least 60 days in advance of its implementation and shall update the CC with respect to any material developments thereto on a no less than quarterly basis. Paladin will consider Somaxon’s comments on the Commercialization Plan, but, except as set forth in this Agreement, all decisions with respect to the Commercialization in the Field shall rest solely with Paladin.

4.2.5
No Marketing of Products Without Marketing Approval. Except as may be agreed in writing between the Parties, Paladin shall not market, promote, offer for sale or sell the Licensed Product unless and until Paladin obtains the appropriate Marketing Approval.

4.2.6
Costs. Paladin will be responsible for all costs associated with obtaining and maintaining Regulatory Approvals and for all costs associated with Commercialization (other than Somaxon’s assistance pursuant to Section 3.1.2 above, or as otherwise expressly set forth in this Agreement).

4.3
Product Labels and Inserts. Paladin shall be responsible, at its cost and expense, for all aspects of content, design and delivery of all Product Labels and Inserts, as set forth in Section 2.4 of the Supply Agreement, and the Regulatory Approvals required in connection with their use in the Territory

4.4
Promotional Materials. Paladin shall be responsible, at its cost and expense, for developing and producing the Promotional Materials in compliance with all applicable Laws and Section 2.3.1(c); provided, however, that Paladin shall provide copies of all Promotional Materials to Somaxon prior to their use; provided further that Somaxon may object to any aspect of the Promotional Materials based on its inconsistency with Somaxon’s global branding for the Licensed Product within 15 calendar days and Paladin shall thereafter use Commercially Reasonable Efforts to promptly resolve the objection prior to use of such Promotional Materials. Subject to the foregoing, Paladin shall use the Promotional Materials in connection with its Commercialization in Paladin’s sole discretion. All Promotional Materials shall be the property of Paladin.

4.5
Inventory Monitoring. Paladin shall regularly monitor the purchases of Licensed Product by its distributors and sublicensees and data relating to the inventory levels and sales of Licensed Product by such distributors and sublicensees, and Paladin shall cease sales to any such distributor or sublicensee that Paladin reasonably believes, based on such data or other factors, is diverting Licensed Product for sale outside the Territory. Paladin shall notify Somaxon in writing if it becomes aware of any diversion of Licensed Product for sale outside the Territory so that the Parties may discuss actions to be taken in connection with such diversion, including without limitation, the cessation of sales contemplated under this Section 4.5.

ARTICLE 5
MANUFACTURING AND SUPPLY
5.1
Somaxon Supply Obligations; Supply Agreement. The Parties will enter into a Supply Agreement concurrently with the execution of this Agreement. The Supply Agreement sets forth the terms and conditions under which Somaxon (or its Third Party manufacturers) will manufacture and supply to Paladin, and Paladin will purchase from Somaxon (or its Affiliates), all of Paladin’s or its Affiliates’ requirements for Bulk Product

5.1.2
Quality Agreement. Within 90 days after the Effective Date, the Parties shall begin to negotiate in good faith a mutually acceptable quality agreement with respect to the Licensed Product (the “Quality Agreement”). Each Party shall assign a dedicated representative to ensure that the Quality Agreement is signed and adopted by both Parties within 180 days after the Effective Date. Pending execution of the Quality Agreement, the provisions of the Supply Agreement shall prevail. Upon execution of the Quality Agreement, the terms and conditions of such Quality Agreement shall be incorporated into the Supply Agreement and the terms and conditions of the Supply Agreement with respect to quality shall be superseded by such Quality Agreement.

5.2	Price and Payment. Transfer Price. Paladin shall purchase Licensed Product from Somaxon as Bulk Product, at the Transfer Price for each Unit, as set forth in the Supply Agreement.
5.2.2
Invoicing and Payment. Somaxon shall submit invoices to Paladin for purchased Bulk Product promptly after delivery of such Bulk Product in accordance with the Supply Agreement. Paladin shall pay Somaxon for each shipment of Bulk Product in the amount invoiced within 30 days after receipt of the applicable invoice, unless such shipment is rejected by Paladin pursuant to the applicable provisions of the Supply Agreement.

ARTICLE 6
PHARMACOVIGILANCE AND QUALITY ASSURANCE
6.1
Pharmacovigilance Agreement. Within 90 days after the Effective Date, the Parties shall begin to negotiate in good faith a process and procedures for sharing Adverse Drug Reaction and Serious Adverse Drug Reaction information which shall be documented in a pharmacovigilance agreement with respect to the Licensed Product (the “Pharmacovigilance Agreement”). Each Party shall assign a dedicated representative to ensure that the Pharmacovigilance Agreement is signed and adopted by both Parties within 180 days after the Effective Date. Pending adoption of such agreement, the provisions of the Supply Agreement shall prevail. Upon execution of the Pharmacovigilance Agreement, the terms and conditions of such Pharmacovigilance Agreement shall be incorporated in the Supply Agreement and the terms and conditions of this Article 6 shall be superseded by such Pharmacovigilance Agreement.

6.2
Notification. After receipt of the applicable Marketing Approval, Paladin shall notify Health Canada and other appropriate Governmental Bodies in the Territory in accordance with applicable Laws, and shall notify Somaxon promptly (but in all events within two (2) Business Days), in each case after receipt of information with respect to any Adverse Drug Reactions and Adverse Events (including Unexpected Adverse Drug Reactions and Serious Adverse Events or Adverse Drug Reactions) attributable to the use or application of such Licensed Product in the Territory. With respect to the use or application of the Licensed Product outside of the Territory, Somaxon shall notify appropriate Governmental Bodies outside the Territory in accordance with applicable Laws, and shall notify Paladin, promptly after receipt of information with respect to any Adverse Drug Reactions and Adverse Events (including Unexpected Adverse Drug Reactions and Serious Adverse Events or Adverse Drug Reactions) attributable to the use or application of the Licensed Product outside the Territory.

6.3
Reporting. Paladin shall be responsible for preparing, processing, assessing, and submitting aggregate and periodic reports and expedited reports pertaining to Adverse Drug Reactions and Adverse Events (including Unexpected Adverse Drug Reactions and Serious Adverse Events or Adverse Drug Reactions) attributable to the use or application of the Licensed Product in the Territory as required by Governmental Bodies in the Territory. Somaxon shall be responsible for preparing, processing, assessing, and submitting aggregate and periodic reports and expedited reports pertaining to Adverse Drug Reactions and Adverse Events (including Unexpected Adverse Drug Reactions and Serious Adverse Events or Adverse Drug Reactions) attributable to the use or application of such Licensed Product outside the Territory as required by Governmental Bodies outside the Territory. At each Party’s request and expense, the other Party shall reasonably cooperate with the requesting Party in connection with the requesting Party’s reporting responsibilities under this Section 4.6.

6.4
Literature Reports. Somaxon shall be responsible for screening published scientific and medical literature for individual case safety reports related to the Licensed Product within and outside the Territory.

6.5
Medical Information. Paladin shall be responsible for responding to all medical information requests in connection with the Licensed Product originating in the Territory. Somaxon shall be responsible for responding to all medical information requests in connection with the Licensed Product originating outside the Territory. In the event Paladin receives a medical information request originating outside the Territory, Paladin shall forward the medical information request to Somaxon. In the event Somaxon receives a medical information request originating in the Territory, Somaxon shall forward the medical information request to Paladin. Somaxon shall be responsible for maintaining an electronic database for use in responding to medical information requests in connection with the License Product; Somaxon shall permit Paladin to have access to and use of such database at no cost.

ARTICLE 7
FINANCIAL CONSIDERATION
7.1
Up-Front Payment. Upon the Effective Date, Paladin shall pay or cause to be paid to Somaxon a fee of Five Hundred Thousand US Dollars (US $500,000), of which (a) *** shall be in consideration of Somaxon’s grant to Paladin hereunder of the exclusive rights in the Trademarks in the Territory and (b) *** shall be in consideration of Somaxon’s grant to Paladin hereunder of the exclusive distribution rights in the Territory.

7.2	Issuance of Shares. Pursuant to the Purchase Agreement, Somaxon shall issue and sell to Paladin the Shares.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

7.3
Milestone Payments. As consideration of Somaxon’s grant of the rights and licenses to Paladin in the Somaxon Know-How and Somaxon Patents in the Territory hereunder, Paladin shall pay or cause to be paid to Somaxon the following one-time payments upon the first occurrence of each of the following milestones (each, a “Milestone”, and each such amount, a “Milestone Payment”): ***

7.3.1	Notice. Paladin shall provide Somaxon written notice of achievement of the Milestones set forth above within 15 days of the last day of the Calendar Quarter in which any such Milestone is achieved.

7.3.2
Payment. The Milestone Payments to be made under this Section 7.3 shall be due and payable within five Business Days after notice that the applicable Milestone has been achieved. Milestone Payments shall be made according to Section 8.1. Each Milestone Payment to be made under this Section 7.3 shall be due and payable only once, if at all.

7.4
Additional Payments for Licensed Product. In addition to the payments due under Sections 5.2, 7.1, 7.2 and 7.3, as further consideration of Somaxon’s grant of the rights and licenses to Paladin in the Somaxon Know-How and Somaxon Patents in the Territory hereunder, Paladin shall, during the Net Transfer Fee Term, pay or cause to be paid:

7.4.1	Net Transfer Fees. To Somaxon an additional transfer fee (“Net Transfer Fees”) equal to the following percentages of the aggregate annual Net Sales in the Territory: ***

Provided, however, that if Paladin is successful in obtaining approval from the Patented Medicine Prices Review Board (Canada) for an introductory list price for the Licensed Product that is equal to or greater than *** times the published price of any zopiclone drug then published by the Association québécoise des pharmaciens propriétaires, then such Net Transfer Fees Percentages shall be as follows: ***

7.4.2	ProCom Payment. To Somaxon an additional payment equal to five percent of ProCom Net Sales (“ProCom Payment”).

7.4.3
Payments. The payments of Net Transfer Fees and ProCom Payment to be made under this Section 7.4 shall be due and payable within 30 days after the last day of each Calendar Quarter according to Section 8.1.

7.5
Consideration. The payment provisions under this Agreement have been negotiated for the convenience of the Parties as a way of estimating the fair value of the rights granted hereunder to Paladin with respect to the Licensed Product.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 8
PAYMENT; REPORTING; AUDITING
8.1	Mode of Payment and Conversion.
8.1.1
Mode of Payment. Any payments made by one Party to the other Party under this Agreement shall be made by electronic transfer in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at the paying Party’s election, of immediately available funds in the requisite amount to such bank account as the receiving Party may from time to time designate by written notice to the paying Party at least 10 days before the payment is due. The Parties may vary the method of payment set forth herein at any time upon mutual agreement, and any change shall be consistent with the local Law at the place of payment or remittance.

8.1.2
Conversion. Any payments relating to transactions in a foreign currency shall be converted into United States dollars in accordance with applicable accounting standards using a methodology which is consistently applied by Paladin with respect to external reporting (including any annual, regular or periodic reports and registration statements that Paladin may file or be required to file with the SEC pursuant to applicable Laws), or, if Paladin does not report externally, then in a manner consistent with the methodology used by Paladin to present its financials to institutional lenders in the context of financing transactions, applicable to transactions under exchange regulations for the particular currency during the accounting period for which such payment is due.

8.2	Reports.
8.2.1
Within 30 days after the last day of each Calendar Quarter following the First Commercial Sale, Paladin shall deliver to Somaxon a detailed written report of gross sales of the Licensed Product in the Territory, including the number of Units sold, Net Sales of the Licensed Product, including all permitted deductions from gross sales or reductions to gross sales taken by Paladin in accordance with this Agreement, and the calculation of the Net Transfer Fees thereof. Such report shall be accompanied by the payments due pursuant to Section 7.4.

8.2.2
Within 30 days after the end of each Calendar Quarter, Paladin shall deliver to Somaxon quarterly operation reports of Paladin’s activities to register, develop and market the Licensed Product in the Territory, and shall provide to Somaxon copies of all such reports received by Paladin from its licensees. Each such report shall be due within 30 days after the Calendar Quarter to which it relates. Each report shall include:

(a)
a monthly compilation of all Licensed Product distributed by Paladin, including the revenues derived therefrom and a breakdown of the prices charged to each customer in respect of the Licensed Product; and

(b)	a monthly list of the amount of inventory on hand and, from and after any termination of the Supply Agreement, a monthly list of all Bulk Product ordered by Paladin; and

(c)	monthly gross and net sales on a per country basis in local currency and U.S. dollars, using the average exchange rate set forth in the Bank of Canada’s Web Site for the month.

8.2.3
Within 30 days after the end of each calendar year, Paladin shall deliver to Somaxon annual statements showing annual sales figures and the amount of inventory on hand as at December 31 of each year, and shall provide to Somaxon copies of all such annual statements received by Paladin from its licensees. Such annual statements shall also contain (i) a summary of all promotional activities undertaken by Paladin with respect to the Product during the preceding calendar year, and (ii) a certification that “to Paladin’s knowledge no exportation of the Licensed Product outside the Territory has taken place” in the Calendar Year then ended.

8.3
Records Retention. For three (3) Calendar Years from the end of the year to which the Milestone Payment or other payments pertains after each sale of each Licensed Product or such longer period as may be required by applicable Laws, Paladin shall (and shall cause its Affiliates to) keep and maintain complete and accurate books and records of such sales of the Licensed Product, Net Sales of the Licensed Product including all deductions, and all amounts payable by Paladin to Somaxon hereunder in sufficient detail to confirm the accuracy of the payment calculations or Milestone Payments required hereunder.

8.4
Interest. All late payments under this Agreement shall bear interest from the date due until paid at a rate equal to twelve-month LIBOR plus two percent (2%) as set by the British Bankers Association as of the date that such payment was due, or, if lower, the highest rate permitted under applicable Law, calculated on the number of days such payment is delinquent.

8.5	Rights of Inspection.
8.5.1
Without limiting either Party’s other inspection and audit rights set forth in this Agreement or the Supply Agreement, during the Term and for three Calendar Years after receiving any report or statement with respect to payments or Milestone Payments, Somaxon shall have the right to appoint an internationally-recognized independent Third Party accounting firm to audit the books and records of Paladin and its Affiliates solely so as to verify the accuracy of the reports, statements, books of accounts and payments made hereunder, as applicable. Such audit shall be conducted upon at least 30 days advanced written notice to Paladin and shall commence on a date reasonably acceptable to both Parties. Such audit shall only be during Paladin’s normal business hours. Such audit shall not be more frequent than once per calendar year unless a prior audit has revealed deficiencies, in which case, an additional audit may be conducted within the same calendar year if elected by Somaxon. The auditing party shall be required to sign a confidentiality agreement for the benefit of, and in a form reasonably acceptable to, Paladin. Paladin shall be provided the opportunity to discuss any discrepancies of greater than five percent found during such audit with the auditors prior to such auditor issuing its final report. In addition, the auditors shall redact any Confidential Information disclosed in the proposed final report identified by Paladin as confidential and, which the auditors agree is not necessary for purposes of calculating the payment(s) owed. The final report shall be shared with both of the Parties. If any audit discloses any underpayments by Paladin to Somaxon, then unless contested by Paladin within 30 days after receipt of the necessary documentation of the amount owed, any underpayment shall be paid by Paladin to Somaxon within 30 days of it being so disclosed. If any audit discloses any overpayments by Paladin to Somaxon, then unless contested by Somaxon within 30 days after receipt of the necessary documentation of the amount owed, Paladin shall have the right to credit the amount of the overpayment against each subsequent quarterly payment due to Somaxon until the overpayment has been fully applied. If the overpayment is not fully applied prior to the final quarterly payment of payments due hereunder, Somaxon shall promptly refund an amount equal to any such remaining overpayment. If Somaxon’s audit demonstrates an underpayment of more than five percent for the payment due to Somaxon during the audited period, Paladin shall be liable for Somaxon’s reasonable cost of the audit that discovered such underpayment. Otherwise, Somaxon shall bear the costs of such audits.

8.6	Taxes.
8.6.1
Based on discussions between the Parties prior to the Effective Date, as of the Effective Date it is agreed that based on current applicable Law and save for the payment of *** contemplated by Section 7.1(a), Paladin shall pay any payments under this Agreement free and clear of any deduction or withholding. If Paladin believes that any change in applicable Law requires a different conclusion, it will discuss such change with Somaxon promptly and in good faith before undertaking any such deduction or withholding.

8.6.2
It is understood and agreed between the Parties that any payments made by Paladin under this Agreement are exclusive of any value added or similar tax and that any value added or similar tax shall be paid by Paladin in addition to and at the same time as the relevant payment (as applicable).

8.6.3
The Parties agree to cooperate and produce on a timely basis any tax forms or reports reasonably requested by the other Party in connection with any payment made by Paladin to Somaxon under this Agreement, all at the cost and expense of the requesting Party. Each Party further agrees to provide reasonable cooperation to the other Party, at the other Party’s cost and expense, in connection with any official or unofficial tax audit or contest relating to payments made by Paladin to Somaxon under this Agreement.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 9
INVENTIONS AND PATENTS
9.1	Patented Medicines (Notice of Compliance) Regulations.
9.1.1
Each Party shall immediately give written notice to the other Party of any Notice of Allegation pursuant to section 5 of the Canadian Patented Medicines (Notice of Compliance) Regulations or Claim of which they become aware filed pursuant to the Canadian Patent Act or the Patented Medicines (Notice of Compliance) Regulations enacted thereunder (or any amendment or successor statute thereto) claiming that any Somaxon Patents in Canada are invalid or will not be infringed by the Manufacture, use, sale or commercialization of a product by a Third Party in Canada or are not properly listed on the Patent Register.

9.1.2
Each Party shall immediately give written notice to the other Party of any Third Party claim that any Somaxon Patents in the Ex-Canada Territories are invalid or will not be infringed by the Manufacture, use, sale or commercialization of a product by a Third Party in the Ex-Canada Territories.

9.1.3
Listing of Patents. Paladin, as holder of the Marketing Approval for the Licensed Product, shall have the sole right to select which of Somaxon Patents shall be listed for inclusion on the Canadian Patent Register pursuant to the Canadian Patent Act or the Patented Medicines (Notice of Compliance) Regulations enacted thereunder, or any similar or successor Law with respect to the Licensed Product in the Territory; provided that Paladin shall consult with Somaxon prior to such selection of Somaxon Patents and take Somaxon’s comments into consideration in good faith and shall keep Somaxon informed of any changes to such listing for such Licensed Product and shall promptly notify Somaxon of all correspondence with the Office of Patented Medicines Liaison (OPML) and Health Canada including any determination by OPML or any other Governmental Body that a Somaxon Patent is not eligible for inclusion on the Canadian Patent Register or comparable registry; and provided further that Paladin shall act in the ordinary course of business and consistent with practices within the pharmaceutical industry and applicable Law in making such listings. Notwithstanding the foregoing, Paladin agrees that Somaxon Patents listed in Schedule 1.77 that contain a claim for (1) an approved medicinal ingredient; (2) an approved formulation or dosage form containing that medicinal ingredient; (3) an approved use of the medicinal ingredient; or (4) any other aspect of invention that is permitted to be listed on the Canadian Patent Register shall be listed for inclusion, to the extent permitted by Law, on the Canadian Patent Register, or any successor Law with respect to the Licensed Product and that such Somaxon Patents shall not be removed by Paladin from such list without Somaxon’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.

9.2
New Technology. All Patent Rights and Know-How (including all associated intellectual property rights): (i) arising directly from or out of the performance of this Agreement (including the exercise of any rights and the performance of any obligations) by either Party, (ii) authored, invented, reduced to practice, developed or otherwise created by one or more employees or independent contractors of either Party, and (iii) required in order to Manufacture or Commercialize the Licensed Product (“New Technology”) shall, as between the Parties, be the sole property of Somaxon. For the avoidance of doubt, New Technology in the Territory shall be included in the Licensed Technology licensed to Paladin pursuant to Section 2.1. Paladin shall cause each of its employees, consultants, contractors and any Third Parties working on its behalf or their behalf in fulfilling Paladin’s obligations under this Agreement and who may create New Technology to assign to Paladin all of such Person’s right, title and interest in and to any New Technology, and to waive, for the benefit of Paladin and its successors, assigns and licensees (including Somaxon), their respective moral rights in and to any New Technology.

9.3
Cooperation. Each Party shall, and shall cause any Third Parties working on its or their behalf to cooperate with and assist the other Party, if and as may be requested by such other Party, to effect the intent of this ARTICLE 9, including by executing such documents and taking such actions, and making its employees and independent contractors available to execute documents and provide information to such other Party or to such other Party’s authorized lawyers, agents or representatives, as necessary to achieve the foregoing allocation of ownership rights.

9.4
Required Third Party Patent Rights or Know-How. In the event either Party becomes aware of additional Third Party Patent Rights or Know-How that may be necessary for the Commercialization in the Field, such technology shall be discussed by the CC and the CC shall determine whether a license shall be taken. In the event the CC determines that a license in such technology shall be taken, Somaxon shall, at its sole cost and expense, use Commercially Reasonable Efforts to negotiate, enter into and comply with such license including the right to sublicense to Paladin.

9.5
Patent Filing, Prosecution and Maintenance. Somaxon shall use Commercially Reasonable Efforts to: (a) file, prosecute and maintain Somaxon Patents in the Territory; (b) defend the Licensed Technology against claims of infringement; and (c) enforce the Licensed Technology against infringing Third Parties in the Territory. Somaxon shall promptly inform Paladin of all material correspondence received in connection with such activities in the Territory.

9.6
Enforcement and Defense of Patents and Trademarks. If either Party becomes aware or reasonably believes that any Licensed Technology or Trademark is being infringed in the Territory by a Third Party or if a Third Party claims that any Somaxon Patent is invalid or unenforceable, or challenges the validity, enforceability, ownership or use of any Trademark, the Party possessing such knowledge or reasonable belief shall promptly, but in all events within fifteen (15) days thereof, notify the other Party in writing and provide it with details of such infringement or claim that are known by such Party.

9.7
Third Party Actions Claiming Infringement. If a Party becomes aware of any claim or action by a Third Party against either Party that claims that the development, Manufacture, advertising, marketing, promotion, distribution, labelling, storage, handling, use, sale, offer for sale or importation of or any other Commercialization activity or the use of any Trademark or Licensed Technology in the Territory infringes such Third Party’s intellectual property rights (each, a “Third Party Action”), such Party shall promptly, but in all events within fifteen (15) days thereof, notify the other Party in writing and provide it with details of such claim or action that are known by such Party.

9.8
Actions Against Third Parties. In the event of any infringement of Somaxon Patent Rights or the Trademarks in the Territory, which infringement involves a product that could or does compete with the Licensed Product or could adversely affect the Parties’ interests in the Licensed Product in the Territory under this Agreement (an “Infringement”), Somaxon shall, in its sole discretion, after considering the advice and comments of Paladin, determine to take legal action in the Territory (an “Enforcement Action”), if any. In the event such an Enforcement Action is initiated, Somaxon shall use Commercially Reasonable Efforts to prosecute such Enforcement Action. At Somaxon’s reasonable request, Paladin shall cooperate fully with Somaxon with respect to any such Enforcement Action, and Somaxon shall reimburse Paladin for its reasonable out-of-pocket costs and expenses (including attorneys’ and professionals’ fees) incurred in providing such cooperation. Paladin may be represented by counsel of its own selection at its own expense in any such Enforcement Action, but Somaxon shall have the right to control the suit or proceeding and such expenses will not be reimbursed by Somaxon. Any recovery received as a result of any Enforcement Action shall be used first to reimburse Somaxon for its costs and expenses (including attorneys’ and professional fees and amounts reimbursed to Paladin) incurred in connection with such Enforcement Action. Of any remaining amounts, the amount (if any) which is required to be paid to any licensors of the applicable Patent Rights or Trademarks under the terms of the respective in-license agreement, if any, shall then be paid to such licensor, if any, and any amounts remaining thereafter shall be paid to Somaxon. If Somaxon elects not to bring an Enforcement Action with respect to an Infringement, it will promptly notify Paladin of such decision, and Paladin shall have the exclusive right to bring such Enforcement Action (a “Paladin Enforcement Action”). Costs, recovery thereof, and payments to licensors, if any, under any Paladin Enforcement Action shall be allocated, mutatis mutandis, as set forth above with respect to an Enforcement Action brought by Somaxon. Any amounts remaining thereafter shall be solely for the account of Paladin.

9.9
Patent Marking. All Licensed Product marketed and sold by Paladin under this Agreement shall be marked with appropriate patent numbers or indicia of Somaxon Patents, to the extent required by applicable Laws in the Territory.

9.10
Paladin Negative Covenant Regarding Somaxon Patent Rights. Throughout the Initial Term and any Extension Term, neither Paladin, any of its Affiliates nor any permitted sublicensees shall commence or otherwise pursue (or voluntarily provide any material assistance to any Third Party to do so, other than as required by law or legal process), any proceeding seeking to have any of the Somaxon Patent Rights revoked or declared invalid, unpatentable or unenforceable.

ARTICLE 10
CONFIDENTIALITY
10.1
Confidentiality Obligations. Each Party shall, and shall ensure that its officers, directors, employees and agents shall, keep and maintain completely confidential and not publish or otherwise disclose and not use for any purpose except as expressly permitted hereunder any Confidential Information disclosed to it by the other Party pursuant to this Agreement or the Supply Agreement. Information disclosed by a Party hereunder shall not constitute Confidential Information for any purpose under this Agreement or the Supply Agreement to the extent that the receiving Party can demonstrate that such Confidential Information:

(a)	Was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality, at the time of disclosure;

(b)	Was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)
Became generally available to the public or otherwise part of the public domain after its disclosure and other than through any direct or indirect act or omission of the receiving Party in breach of this Agreement;

(d)
Was subsequently lawfully disclosed to the receiving Party or its Affiliates by a Third Party without an obligation of confidentiality other than in contravention of a confidentiality obligation of such Third Party known to the receiving Party; or

(e)	Was developed or discovered by employees, consultants, contractors or agents of the receiving Party or its Affiliates who had no access to the Confidential Information of the disclosing Party.
10.2
Permitted Exceptions. Notwithstanding the above obligations of confidentiality and non-use, a Party may disclose information to the extent that such disclosure is reasonably necessary in connection with:

(a)	prosecuting or defending litigation subject to the terms of ARTICLE 12;

(b)	conducting Phase IV Trials as permitted hereunder;

(c)	seeking Regulatory Approval hereunder; or

(d)
complying with a judicial order, or applicable Law, including securities Law and the rules or requirements of any securities exchange or market on which a Party’s securities are listed or traded and the requirements of any regulatory authority.

In making any disclosures set forth in the foregoing clauses of this Section 10.2, the disclosing Party shall, where reasonably practicable, give such advance notice to the other Party of such disclosure requirement as is reasonable under the circumstances, disclose no more of the other Party’s Confidential Information than reasonably necessary and will use its reasonable efforts to cooperate with the other Party in order to secure confidential treatment of such Confidential Information required to be disclosed. In addition, in connection with any permitted filing by either Party of this Agreement or the Supply Agreement with any Governmental Body, the filing Party shall endeavor to obtain confidential treatment of economic, trade secret information and such other information as may be requested by the other Party, subject to applicable Law, and shall provide the other Party with the proposed confidential treatment request with reasonable time for such other Party to provide comments, and shall include in such confidential treatment request all reasonable comments of the other Party. With respect to financial and sales information, either Party may also disclose such information, subject to reasonable obligations of confidentiality, at least as stringent as those set forth herein, to actual and prospective acquirers, investors and other sources of finance (and to their respective advisors, agents and representatives) and actual and prospective permitted assignees.

10.3
Return of Confidential Information. Upon the request of either Party, upon termination or expiration of this Agreement, each Party shall promptly return to the other Party or destroy and certify destruction of all of the other Party’s Confidential Information, including all copies, excerpts or summaries thereof, in whatever form or medium, and thereafter shall not make any use of any such Confidential Information of the other Party, in each case except as expressly permitted hereunder; provided that neither Party shall be obligated to return or destroy Confidential Information that has become integrated with other business records of such Party; provided, further that such Party shall continue to be bound by the confidentiality obligations under this Agreement and the Supply Agreement with respect to any such Confidential Information that is not so returned or destroyed.

10.4
Press Releases and Disclosure. The Parties hereby acknowledge and agree that either Party may issue the press release attached as Schedule 10.4. Neither Party shall make any other press release or public announcement regarding the terms of this Agreement, the Supply Agreement or relating to the Licensed Product in the Field in the Territory (including the Commercialization thereof) without the prior written consent of the other Party; provided that (a) Somaxon shall be permitted to make press releases and public announcements about the development, manufacture or commercialization of a Licensed Product outside the Territory or outside the Field in the Territory (provided that Somaxon shall provide Paladin with reasonable advance notice of any press release or public announcement concerning any adverse publicity or other negative news concerning any Licensed Product outside the Territory), (b) each Party shall be permitted to disclose the execution, terms and conditions of this Agreement or the Supply Agreement if and to the extent required by (i) judicial order, or (ii) applicable Laws, including securities Laws and the rules or requirements of any securities exchange or market on which such Party’s securities are listed or traded and the requirements of any regulatory authority, provided that, with respect to subsections (i) and (ii), the Party seeking disclosure shall provide each other Party with reasonable advance notice of such disclosure (including the text thereof), disclose no more information relating to the terms of this Agreement or the Supply Agreement or any Licensed Product than reasonably necessary and shall, to the extent practical, use its reasonable efforts to cooperate with such other Party in seeking confidential treatment of such information, (c) each Party shall have the right to disclose the execution, terms and conditions of this Agreement, the Supply Agreement and information relating to any Licensed Product to the extent already disclosed by either Party pursuant to and in accordance with this ARTICLE 10 in connection with any investor calls or presentations (or other similar types of disclosures) in connection with disclosures about such Party’s business and (d) each Party shall have the right to disclose information to its attorneys, accountants and other professional advisors who are under an obligation to keep such information confidential.

ARTICLE 11
REPRESENTATIONS AND WARRANTIES
11.1	Representations and Warranties of Somaxon. Somaxon hereby represents and warrants to Paladin as of the date hereof as follows:
11.1.1
Organization. Somaxon (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and (ii) has all necessary corporate power and corporate authority to own its properties and to conduct its business, as currently conducted.

11.1.2
Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are within the corporate power of Somaxon, have been duly authorized by all necessary corporate proceedings of Somaxon, and this Agreement has been duly executed and delivered by Somaxon.

11.1.3
No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not: (i) conflict with or result in a breach of any provision of Somaxon’s organizational documents; (ii) result in a material breach of any material agreement to which Somaxon is party; (iii) result in a violation of any Law to which Somaxon is subject in any material respect; or (iv) require Somaxon to obtain any material approval or consent from any Governmental Body or Third Party other than those consents and approvals which have been obtained prior to the date hereof.

11.1.4
Enforceability. This Agreement constitutes the valid and binding obligation of Somaxon (assuming the due execution and delivery hereby by Paladin), enforceable against Somaxon in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

11.1.5
Somaxon Intellectual Property. Except as set forth in Somaxon’s public filings made since December 31, 2010 with the United States Securities and Exchange Commission (the “SEC Filings”), Somaxon has not received any written claim or demand from any Third Party alleging that any infringement, violation, or misappropriation of such Third Party’s intellectual property rights has occurred as a result of or in connection with the manufacture, use, offer for sale, sale or importation of the Licensed Product. Except as set forth in the SEC Filings, Somaxon is not aware of any actual, alleged, or threatened infringement, violation, or misappropriation by a Third Party of any Somaxon intellectual property rights, including the Licensed Technology, covering Silenor® (doxepin) in the Field or its manufacture, use, or sale. Except as set forth in the SEC Filings, Somaxon has not received any written claim or demand from any Third Party alleging invalidity or unenforceability of any Licensed Technology.

11.1.6
Litigation. Except as set forth in the SEC Filings, there is no litigation, arbitration proceeding, governmental investigation, action, or claims of any kind, pending or, to the knowledge of Somaxon, threatened, by or against Somaxon or any of its Affiliates relating to the Licensed Product.

11.1.7
Right to Grant Licenses. Somaxon has the right to grant to Paladin the rights that Somaxon purports to grant hereunder, including the right to grant exclusive licenses to the Licensed Product in the Territory.

11.1.8
Somaxon U.S. Regulatory Filings. All of the clinical data generated by or on behalf of Somaxon and contained in Somaxon’s Regulatory Filings made in the United States in support of Regulatory Approval of Silenor in the United States were generated in compliance in all respects with cGCP. All of the non-clinical data generated by or on behalf of Somaxon and contained in such Regulatory Filings were generated in compliance in all respects with cGLP. All of the conclusions made by Somaxon relating to such data, and all other information, contained in such Regulatory Filings were submitted by Somaxon in good faith, and Somaxon knows of no inaccuracies in such information. All of such Regulatory Filings complied with all applicable Law.

11.2	Representations and Warranties of Paladin. Paladin hereby represents and warrants to Somaxon as of the date hereof as follows:
11.2.1
Organization. Paladin (i) is a corporation duly organized and validly existing under the laws of Canada, and (ii) has all necessary corporate power and corporate authority to own its properties and to conduct its business as currently conducted.

11.2.2
Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are within the corporate power of Paladin, have been duly authorized by all necessary corporate proceedings of Paladin, and this Agreement has been duly executed and delivered by Paladin.

11.2.3
No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not: (i) conflict with or result in a breach of any provision of Paladin’s organizational documents; (ii) result in a material breach of any material agreement to which Paladin is party; (iii) result in a violation of any Law to which Paladin is subject in any material respect; or (iv) require Paladin to obtain any material approval or consent from any Governmental Body or Third Party other than those consents and approvals which have been obtained prior to the date hereof.

11.2.4
Enforceability. This Agreement constitutes the valid and binding obligation of Paladin (assuming the due execution and delivery hereby by Somaxon), enforceable against Paladin in accordance with its terms, subject to bankruptcy reorganization, insolvency, and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

11.2.5
Litigation. There is no litigation, arbitration proceeding, governmental investigation, action, or claims of any kind, pending or, to the knowledge of Paladin, threatened, by or against Paladin that would reasonably be expected to materially affect Paladin’s ability to perform its obligations hereunder.

11.2.6	Diligence. As of the Effective Date, there is no information known to Paladin that would reasonably be expected to materially and adversely affect Commercialization.
11.3
DISCLAIMER OF WARRANTY. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

ARTICLE 12
INDEMNIFICATION AND INSURANCE
12.1
Indemnification by Paladin. Paladin shall indemnify, defend and hold Somaxon and its Affiliates and each of their respective employees, officers, directors and agents (the “Somaxon Indemnitees”) harmless from and against any and all liabilities, obligations, claims, demands, judgments, losses, costs, damages, expenses, fines, royalties, governmental penalties or punitive damages, interest, settlement amounts, awards and judgments (including reasonable legal fees and expenses) (collectively, “Losses”) arising out of any Third Party claim, suit or proceeding arising out of or related to: (a) the negligence, reckless or wilful misconduct of any Paladin Indemnitee in performing Paladin’s obligations under this Agreement or otherwise in the seeking, obtaining or maintaining any Regulatory Approval or in Commercialization; (b) any breach or violation by any Paladin Indemnitee of, or failure to perform by any Paladin Indemnitee of, any representation, warranty, covenant, or other obligation in this Agreement, unless waived in writing by Somaxon; (c) any violation of applicable Law by any Paladin Indemnitee in connection with performing its obligations under this Agreement or otherwise in the seeking, obtaining or maintenance of any Regulatory Approval or Commercialization; (d) any claim or liability arising from Paladin’s exploitation of the licenses granted under the License Agreement; (e) any actions of any Paladin Indemnitee, including a Sales Representative or scientific liaison, including any false or misleading representations to professionals, customers, or others regarding any Somaxon Indemnitee or the Licensed Product; (f) any decision taken hereunder as to which Paladin has final decision-making authority; or (g) the content of the Promotional Materials; excluding, in each case, any Loss for which Somaxon has an obligation to indemnify an Paladin Indemnitee pursuant to Section 12.2 or pursuant to the Supply Agreement, as to which Loss each Party shall indemnify the other to the extent of their respective liability for such Loss.

12.2
Indemnification by Somaxon. Somaxon shall indemnify, defend and hold Paladin and its Affiliates and each of their respective employees, officers, directors and agents (the “Paladin Indemnitees”, and together with Somaxon Indemnitees, the “Indemnitees”) harmless from and against any and all Losses arising out of any Third Party claim, suit or proceeding, or notice of assessment or reassessment related to Section 8.6.1 arising out of or related to: (a) the negligence, reckless or wilful misconduct of any Somaxon Indemnitee in performing Somaxon’s obligations under this Agreement; (b) any breach or violation by any Somaxon Indemnitee of, or failure to perform by any Somaxon Indemnitee of, any representation, warranty, covenant, or other obligation in this Agreement, unless waived in writing by Paladin; (c) any violation of applicable Law by any Somaxon Indemnitee in connection with performing its obligations under this Agreement: (d) any decision taken hereunder as to which Somaxon has final decision-making authority; (e) the failure by Paladin to deduct or withhold from Milestones or other payments hereunder such amounts as are to be withheld or deducted under applicable Law; (f) any claim that the use in Canada of the Somaxon Patents, Somaxon Know-How or Trademarks owned or controlled by Somaxon in accordance with this Agreement and the Supply Agreement infringes upon or misappropriates the intellectual property or proprietary rights in Canada of any Third Party; excluding, in each case, any Loss for which Paladin has an obligation to indemnify a Somaxon Indemnitee pursuant to Section 12.1 or pursuant to the Supply Agreement, as to which Loss each Party shall indemnify the other to the extent of their respective liability for such Loss.

12.3
NO CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES, EMPLOYEES, OFFICERS, DIRECTORS OR AGENTS BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES, EMPLOYEES, OFFICERS, DIRECTORS OR AGENTS FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SUPPLY AGREEMENT, EVEN IF SUCH DAMAGES MAY HAVE BEEN FORESEEABLE; PROVIDED THAT SUCH LIMITATION SHALL NOT APPLY (A) IN THE CASE OF EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 12 OR (B) IF DAMAGES ARISE OUT OF OR RELATE TO A BREACH BY EITHER PARTY OF ITS CONFIDENTIALITY OBLIGATIONS SET FORTH IN ARTICLE 10 OF THIS AGREEMENT.

12.4
Notification of Claims; Conditions to Indemnification Obligations. As a condition to an Indemnitee’s right to receive indemnification under this ARTICLE 12, it shall: (a) promptly notify the indemnifying Party as soon as it becomes aware of a claim, suit or proceeding for which indemnification may be sought pursuant hereto, provided, that any failure to so notify the indemnifying Party will not relieve the indemnifying Party from any liability that it may have to the indemnified Party under this ARTICLE 12 with respect to such claim or suit, except to the extent that the ability of the indemnifying Party to defend such claim or suit is materially prejudiced by the indemnified Party’s failure to give such notice; (b) reasonably cooperate, and cause the individual Indemnitees to reasonably cooperate, with the indemnifying Party in the defense, settlement or compromise of such claim or suit; and (c) permit the indemnifying Party to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel, other than a claim or suit for indemnification pursuant to Section 12.2(e) as to which Paladin shall in all circumstances be the controlling Party. The Party controlling any claim or suit pursuant to this Section 12.4 shall consult with the other Party on all material aspects of such claim or suit. The non-controlling Party shall have a reasonable opportunity for meaningful participation in decision-making and formulation of defense strategy. The Parties shall reasonably cooperate with each other in all such claims and suits. In no event, however, may a Party settle or otherwise compromise any claim or suit (A) in a manner that imposes any obligation on the other Party or its Affiliate or that adversely affects or would reasonably be expected to adversely affect the other Party (including by admitting that any Somaxon Patent or New Technology is invalid or unenforceable or in a manner that admits fault or negligence on the part of any Indemnitee) without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, delayed or conditioned, or (B) for which indemnification may be sought pursuant hereto without the other Party’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

12.5
Insurance. During the Term, each Party shall obtain and maintain, at its sole cost and expense, comprehensive general liability insurance (written on an occurrence basis and including any self-insured arrangements) covering bodily injury (including death) and property damage, and including coverage for product liability in amounts that are reasonable and customary in the Territory or, with respect to Somaxon, the United States, in the pharmaceutical and biotechnology industry for companies engaged in comparable activities. It is understood and agreed that this insurance shall not be construed to limit either Party’s liability with respect to its indemnification obligations hereunder. Each Party will provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Section 12.5. Such certificate will provide that such insurance will not expire or be cancelled or modified without at least 30 days’ prior written notice to the other Party. Upon expiration or termination of this Agreement following Commercialization, each Party shall maintain the insurance such Party is required to obtain and keep in force under this Section 12.5 in full force and effect for a period of three years.

ARTICLE 13
TERM AND TERMINATION
13.1
Term and Expiration. The term of this Agreement shall commence on and as of the Effective Date, and, unless earlier terminated as provided in this ARTICLE 13 (the date of any such termination, the “Termination Date”), shall continue in full force and effect for a period ending on the later of (i) fifteen (15) years following First Commercial Sale and (ii) the date on which Paladin is no longer Commercializing any Licensed Product in any country in the Territory (the “Term”).

13.2
Termination of the Agreement by Somaxon. With respect to the Key Territories only, Somaxon may terminate this Agreement on a country-by-country basis upon 60 days’ prior written notice if a First Commercial Sale has not occurred in the applicable country in the Key Territory within 12 months of the date on which Marketing Approval is obtained in such country.

13.2.2	Somaxon may terminate this Agreement in its entirety upon 60 days’ prior written notice if a Marketing Approval in Canada has not been received by December 7, 2013.

13.2.3
Somaxon may terminate this Agreement on a country-by-country basis upon 60 days’ prior written notice if, (a) following good faith discussions with a Third Party, Somaxon is unable to license rights to such Third Party’s intellectual property or other proprietary rights in such country on terms which are commercially reasonable and (b) the failure of Somaxon to procure such license would reasonably be expected to result in claim(s) from such Third Party alleging infringement or misappropriation in such country. Prior to such termination, Somaxon will use Commercially Reasonable Efforts to inform Paladin of all material aspects of discussions with such Third Party relating to the negotiation of such license of rights from such Third Party, including (subject to the approval of such Third Party) having Paladin participate in such discussions. In the event that this Agreement is terminated by Somaxon in any country pursuant to this Section 13.2.3, then for a period of seven years after the effective date of such termination none of Somaxon nor any of its Affiliates will, directly or indirectly, Commercialize Licensed Products in such country, nor shall Somaxon grant any license or other right to any Third Party that would permit the Commercialization of the Licensed Product in such country.

13.3	Termination upon Material Breach or an Event of Insolvency.
13.3.1
If a Party breaches any of its material obligations under the Agreement (including its obligations under Section 9.10), the Party not in default may deliver to the breaching Party a written notice specifying the nature of the default, requiring it to cure such breach, and stating its intention to terminate this Agreement if such breach is not curable, or if not cured within 60 days (or 15 days in the event of a breach of its obligations under Section 9.10). If such breach is not curable, or is not cured within 60 (or 15) days after the receipt of such notice, the Party not in default shall be entitled to terminate this Agreement, effective immediately upon written notice to the other Party. Any dispute regarding an alleged breach of this Agreement shall be resolved in accordance with ARTICLE 14 hereof.

13.3.2	Either Party may terminate this Agreement for cause by providing notice to the other Party of such termination in each of the circumstances set out below:
(a)	the other Party admits its inability to pay its debts generally as they become due or otherwise acknowledges its insolvency;

(b)	the other Party ceases or threatens to cease to carry on business in the ordinary course;

(c)
the other Party institutes any proceeding, takes any corporate action, or executes any agreement to authorize its participation in or the commencement of any proceeding seeking: (i) to adjudicate it a bankrupt or insolvent; (ii) liquidation, dissolution, winding-up, reorganization, arrangement, protection, relief or composition of it or any of its property or debts or making a proposal with respect to it under any law relating to bankruptcy, insolvency, reorganization or compromise of debts or other similar laws; or (iii) appointment of a receiver, trustee, agent, custodian or other similar official for it or for any substantial part of its properties and assets; or

(d)
a creditor or any other Person privately commences any proceeding against or affecting the other Party (except during any period up to a maximum of 30 days during which such proceeding is being contested in good faith by appropriate proceedings by the other Party) seeking: (i) to adjudicate it a bankrupt or insolvent; (ii) liquidation, dissolution, winding-up, reorganization, arrangement, protection, relief or composition of it or any of its property or debts or making a proposal with respect to it under any law relating to bankruptcy, insolvency, reorganization or compromise of debts or other similar laws; or (iii) appointment of a receiver, trustee, agent, custodian or other similar official for it or for any substantial part of its properties and assets.

13.4
Effects of Termination. Survival. The following Articles and Sections of this Agreement shall survive the expiration or termination of this Agreement for any reason: this Section 13.4, Sections 2.2.3, 2.3.1(d), 2.3.5, 6.2, 6.3, 11.3, 13.5, 13.6, Articles 8, 9, 10, 12 14 and 15, and ARTICLE 1 to the extent that any defined terms in ARTICLE 1 are used in the foregoing Sections and Articles.

13.4.2
Accrued Liabilities. Termination of this Agreement shall not relieve the Parties of any liability that accrued hereunder or under the Supply Agreement prior to the Termination Date. In addition, termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or under the Supply Agreement or at Law or in equity with respect to any breach of this Agreement or the Supply Agreement nor prejudice either Party’s right to obtain performance of any obligation.

13.4.3	Licenses.
(a)	Upon termination of this Agreement with respect to a country by Somaxon,
(A)	all licenses granted to Paladin under Sections 2.1 and 2.3.1 shall immediately and automatically terminate with respect to such country;

(B)
Paladin shall, at Somaxon’s cost and expense, promptly after such termination, but in no event later than 10 Business Days thereafter, (i) assign, convey and transfer to Somaxon (or its designee) ownership of all Regulatory Filings and Regulatory Approvals prepared or obtained by or on behalf of Paladin or its Affiliates prior to the Termination Date in such country and execute all documents reasonably necessary to enable Somaxon to have access to and rely on the same, (ii) assign, convey and transfer to Somaxon all of Paladin’s and its Affiliates’ right, title and interest in and to all regulatory correspondence controlled by

Paladin in such country, and if applicable, to transfer and transition to Somaxon (or its designee), if and as may be reasonably requested by Somaxon, the conduct of any ongoing Phase IV Trials in such country in a manner and within such timing as mutually agreed upon by the Parties so as to not disrupt such Phase IV Trials, except that, with respect to each of the foregoing subsections (i) and (ii), Paladin may retain copies of such information, data, reports, records, regulatory correspondence and other materials as may be necessary for Paladin to comply with applicable Law, (iii) cooperate and assist Somaxon at Somaxon’s cost and expense in taking such actions and making such filings with the relevant Governmental Bodies as necessary to effect such assignments and transfers, (iv) assign, convey and transfer to Somaxon all of Paladin’s and its Affiliates’ right, title and interest in and to all Trademarks used by Paladin in Commercializing the Licensed Product in such country (other than Marks owned by Paladin or its Affiliates); and (v) assign, convey and transfer to Somaxon (or its designee) Paladin’s and its Affiliates’ right, title and interest in and to the Internet domain name registrations for the Licensed Product website in such country, if any, at Somaxon’s cost and expense, and shall cease operation of such website in such country;

(C)
If terminated by Somaxon pursuant to Section 13.2.3, Somaxon shall make a termination payment to Paladin as follows (the “Termination Fee”): (i) if aggregate Net Sales of Licensed Product have not yet achieved CAD $5 million in any Calendar Year (in the Territory as a whole), Five Hundred Thousand US Dollars (US $500,000); or (ii) if aggregate Net Sales of Licensed Product have been in excess of CAD $5 million in any Calendar Year (in the Territory as a whole), One Million Five Hundred Thousand US Dollars (US $1,500,000).

(b)	Upon termination of this Agreement in its entirety by either Party,
(A)	all licenses granted to Paladin under Sections 2.1 and 2.3.1 shall immediately and automatically terminate;

(B)
Paladin shall, at Somaxon’s cost and expense, promptly after such termination, but in no event later than 10 Business Days thereafter, (i) assign, convey and transfer to Somaxon (or its designee) ownership of all Regulatory Filings and Regulatory Approvals prepared or obtained by or on behalf of Paladin or its Affiliates prior to the Termination Date and execute all documents reasonably necessary to enable Somaxon to have access to and rely on the same, (ii) assign, convey and transfer to Somaxon all of Paladin’s and its Affiliates’ right, title and interest in and to all regulatory correspondence controlled by Paladin, and if applicable, to transfer and transition to Somaxon (or its designee), if and as may be reasonably requested by Somaxon, the conduct of any ongoing Phase IV Trials in a manner and within such timing as mutually agreed upon by the Parties so as to not disrupt such Phase IV Trials, except that, with respect to each of the foregoing subsections (i) and (ii), Paladin may retain copies of such information, data, reports, records, regulatory correspondence and other materials as may be necessary for Paladin to comply with applicable Law, (iii) assign, convey and transfer to Somaxon (or its designee) ownership of all Promotional Materials (or sufficient rights to permit Somaxon to use the Promotional Materials until Somaxon is able to print its own promotional materials for use with the Licensed Product in the Territory), (iv) cooperate and assist Somaxon at Somaxon’s cost and expense in taking such actions and making such filings with the relevant Governmental Bodies as necessary to effect such assignments and transfers, (v) assign, convey and transfer to Somaxon all of Paladin’s and its Affiliates’ right, title and interest in and to all Trademarks used by Paladin in Commercializing the Licensed Product in the Territory (other than Marks owned by Paladin or its Affiliates); and (vi) assign, convey and transfer to Somaxon (or its designee) Paladin’s and its Affiliates’ right, title and interest in and to the Internet domain name registrations for the Licensed Product website, if any, at Somaxon’s cost and expense, and shall cease operation of such website;

(C)	The Supply Agreement shall terminate; and

(D)
Paladin shall have one year (the “Sell-Off Period”) to sell off any of Paladin remaining unsold inventory of Licensed Product, including any inventory that it is obliged to purchase under the Supply Agreement or the then applicable supply arrangement for the Licensed Product; and shall continue to pay Somaxon Net Transfer Fees and ProCom Payments with respect to all sales during the Sell-Off Period in accordance with the provisions of Section 7.4 and to comply with all other applicable terms and conditions of this Agreement.

13.5
Survival of Licenses in the Event of Somaxon Bankruptcy or Insolvency. All rights and licenses granted under or pursuant to this Agreement by Somaxon are, and shall otherwise be deemed to be: (i) for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code; and (ii) for the purposes of section 32 of the Companies’ Creditors Arrangement Act (Canada) and section 65.11 of the Bankruptcy and Insolvency Act, licenses or rights to use intellectual property granted to a party to an agreement. The Parties agree that Paladin, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy or insolvency proceeding by or against Somaxon under the U.S. Bankruptcy Code, the Bankruptcy and

Insolvency Act, as amended, or the Companies’ Creditors Arrangement Act, as amended, Paladin shall retain its right to the intellectual property, including its rights to enforce an exclusive license. For greater certainty, in furtherance of Paladin’s rights to use of the intellectual property, Paladin shall be entitled to a duplicate of (or access to, as determined appropriate by Somaxon) embodiments of such intellectual property, which, if not already in Paladin’s possession and requested by Paladin, shall be promptly delivered to it (if and to the extent in Somaxon’s Control and not already provided to Paladin): (a) upon any such commencement of a bankruptcy or insolvency proceeding upon Paladin written request therefor, unless Somaxon elects to continue to perform all of its obligations under this Agreement; or (b) if not delivered under clause (i), following the rejection, disclaimer or resiliation of this Agreement by Somaxon upon written request therefor by Paladin.

13.6
No Public Statements. The Parties agree that if this Agreement is terminated, neither Party shall disclose to any Third Party any reason for not proceeding without the express written consent of the other Party, and the Parties shall agree on statements for public disclosure, such agreement not to be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, each Party shall be permitted to make such disclosures if and to the extent required by (a) judicial order, or (b) applicable Laws, including any rules or requirements under any stock exchange on which such Party is listed or may be listed or by any regulatory authorities, provided that, with respect to subsections (a) and (b), the Party seeking disclosure shall provide the other Party with advance notice and shall to the extent practical and requested by the other Party, cooperate with such other Party in seeking confidential treatment of such information.

ARTICLE 14
DISPUTE RESOLUTION
14.1
Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations under this Agreement or the Supply Agreement. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement or under the Supply Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this ARTICLE 14 if and when a dispute arises under this Agreement or the Supply Agreement, including any dispute regarding an alleged breach of this Agreement; provided that such procedures shall not apply where this Agreement or the Supply Agreement expressly allocates decision-making authority on an issue to either Party.

14.2
Escalation. Disputes between the Parties relating to any matter relating to the subject matter of this Agreement or the Supply Agreement, including in connection with the Manufacture, Regulatory Activities or Commercialization, shall be referred to the CC for resolution. In the event that the CC is, after a period of 10 Business Days, unable to make a decision due to a lack of required unanimity, either Party may, by written notice to the other Party, request that a dispute arising between the Parties under this Agreement or under the Supply Agreement, including in connection with the Manufacture, Regulatory Activities or Commercialization, be referred to the President of Paladin (or an executive of Paladin designated by the President) and the Chief Executive Officer of Somaxon (or an executive of Somaxon designated by the Chief Executive Officer) (the “Executive Officers”) for resolution. The Executive Officers shall meet in person or telephonically within 10 Business Days of such other Party’s receipt of written notice of such dispute. If the Executive Officers cannot resolve such dispute within 30 days of written notice of such dispute, then, at any time after such 30-day period, either Party may bring an action in a court of competent jurisdiction in New York. Either Party may proceed to enforce any and all of its rights with respect to such dispute. Notwithstanding the foregoing, nothing in this Section 14.2 shall be construed as precluding a Party from bringing an action for injunctive relief or other equitable relief prior to the initiation or completion of the above procedure.

ARTICLE 15
MISCELLANEOUS PROVISIONS
15.1
Relationship of the Parties. Nothing in this Agreement or the Supply Agreement is intended or shall be deemed to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties.

15.2	Assignment.
15.2.1
Neither this Agreement, the Supply Agreement nor the Purchase Agreement nor any interest hereunder or thereunder may be assigned, sold, transferred or otherwise disposed of by either Party without the prior written consent of the other Party, provided, however, that Somaxon may (a) assign all or any part of its rights or obligations under this Agreement, the Supply Agreement or the Purchase Agreement to any Third Party in connection with a Change of Control or sale of all or substantially all of the business or division of which the Licensed Product is a part, or (b) assign all or any part of its rights or obligations under this Agreement, the Supply Agreement or the Purchase Agreement to any Affiliate, in each case without obtaining the consent of Paladin; provided further, Paladin may assign this Agreement and the Supply Agreement (or all of its interests hereunder or thereunder) to any Affiliate, in each case without obtaining the consent of Somaxon. For clarity, either Party may assign its right to receive proceeds under this Agreement or the Supply Agreement or grant a security interest in such right to receive proceeds to one or more financial institutions providing financing to such Party pursuant to the terms of a security or other agreement related to such financing. Notwithstanding the foregoing, neither Party shall have the right to assign, delegate or sublicense this Agreement or the Supply Agreement, in whole or in part, to any Person identified as an “excluded person” on the United States Health and Human Services Office of Inspector General and Government Services Administration Websites for excluded persons.

15.2.2	Each of this Agreement, the Supply Agreement and the Purchase Agreement shall be binding upon the successors and permitted assigns of the Parties.

15.2.3	Any assignment not in accordance with Section 15.2.1 shall be null and void ab initio.
15.3	Compliance with Laws. Each of Somaxon and Paladin shall conduct all activities contemplated under this Agreement and the Supply Agreement in accordance with all applicable Laws and cGMP.

15.4
Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement, the Supply Agreement and the Purchase Agreement.

15.5
Force Majeure. In the event of any failure or delay in the performance by a Party of any obligation under this Agreement or the Supply Agreement due to events beyond the reasonable control of such Party (such as, for example, fire, explosion, strike, inability to obtain transportation, fuel, or power, accident, act of God, declared or undeclared wars, or acts of terrorism) (a “Force Majeure Event”), then such Party shall have such additional time to perform as shall be reasonably necessary under the circumstances. For clarity, a Force Majeure Event shall not include a failure to commit sufficient resources, financial or otherwise, to the performance of obligations under such agreement or general market or economic conditions not accompanied by circumstances described in the first sentence of this Section 15.5. In the event of such failure or delay, the affected Party will use its diligent efforts, consistent with sound business judgment and to the extent permitted by applicable Law, to correct and mitigate such failure or delay as expeditiously as possible. In the event that a Party is unable to perform by a reason described in this Section 15.5, its obligation to perform under the affected provision of such agreement, as the case may be, shall be suspended during such time of non-performance.

15.5.2
Neither Party shall be liable hereunder to the other Party nor shall be in breach for failure to perform its obligations under this Agreement, the Supply Agreement or the Purchase Agreement caused by a Force Majeure Event except as otherwise set forth in such agreement. In the case of any such Force Majeure Event, the affected Party shall promptly, but in no event later than 10 days after its occurrence, notify the other Party stating the nature of the condition, its anticipated duration, and any action being taken to avoid or minimize its effect. Furthermore, the affected Party shall keep the other Party informed of the efforts to resume performance. After 60 days of such inability to perform, the Parties shall meet and discuss in good faith how to proceed. In the event that the affected Party is prevented from performing its obligations pursuant to this Section 15.5 for a period of 120 days (which period of time shall include the 60 days following which the Parties are to meet pursuant to the previous sentence), the other Party shall have the right to terminate this Agreement (pursuant to the provisions of Section 13.3.1).

15.6
Entire Agreement of the Parties; Amendments. This Agreement, the Supply Agreement and the Purchase Agreement and the schedules and exhibits hereto and thereto (including the Quality Agreement and the Pharmacovigilance Agreement), constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement, the Supply Agreement or the Purchase Agreement shall be valid or effective unless made in a writing referencing such agreement and signed by a duly authorized officer of each Party.

15.7
Construction. Except where expressly stated otherwise in this Agreement or the Supply Agreement, the following rules of interpretation apply to this Agreement and the Supply Agreement: (a) “include,” “includes” and “including” are not limiting and shall be deemed to be followed by “without limitation”; (b) definitions contained in this Agreement and the Supply Agreement are applicable to the singular as well as the plural forms of such terms; (c) references to an agreement, statute or instrument mean such agreement, statute or instrument as from time to time amended, modified or supplemented; (d) references to a Person are also to its permitted successors and assigns; (e) captions; the plain meaning of defined terms, and other headings to this Agreement or the Supply Agreement are for convenience only, and shall have no force or effect in construing or interpreting any of the provisions of this Agreement or the Supply Agreement or any other legal effect; (f) references to “Parties”, “Article”, “Section”, “Exhibit” or “Schedule” refer to the Parties to, an Article or Section of, or any Exhibit or Schedule to, this Agreement or the Supply Agreement, as the case may be, unless otherwise indicated; (g) the word “will” shall be construed to have the same meaning and effect as the word “shall” and vice versa; and (h) the word “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.

15.8
Governing Law. This Agreement and the Supply Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, excluding application of any conflict of laws principles that would permit or require application of the Law of a jurisdiction outside of the State of New York and will be subject to the exclusive jurisdiction of the courts of competent jurisdiction located in New York. The United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.

15.9
Notices and Deliveries. All notices required or permitted hereunder or under the Supply Agreement or the Purchase Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next Business Day, or (c) one Business Day after deposit with a internationally recognized overnight courier, with written verification of receipt. All communications shall be sent to the Parties at the following addresses:

(a)	if to Somaxon, to:

Somaxon Pharmaceuticals, Inc. 3570 Carmel Mountain Road San Diego, CA 92130 Attention: General Counsel Fax No: +1 (858) 509-1761

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP 12636 High Bluff Drive, Suite 400 San Diego, California 92130 Attention: Faye H. Russell, Esq. Fax No: +1.858.523.5450

(b)	if to Paladin, to:

Paladin Labs Inc 6111 Royalmount Ave. Suite 102 Montreal, Quebec H4P 2T4 Attention: Vice President, Business Development Facsimile: +1.514. 344.4675

with a copy (which shall not constitute notice) to:

Davies Ward Phillips & Vineberg LLP 1501 McGill College Avenue Suite 2600 Montreal, Quebec H3A 3N9 Attention: Hillel W. Rosen Facsimile: +1.514. 841.6499
or to such other address as the addressee shall have last furnished in writing in accordance with this provision to the addressor.

15.10
Waiver. A waiver by either Party of any of the terms and conditions of this Agreement, the Supply Agreement or the Purchase Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof or thereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement, the Supply Agreement and the Purchase Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

15.11
Severability. Whenever possible, each provision of this Agreement, the Supply Agreement and the Purchase Agreement shall be interpreted in such manner as to be effective and valid to the fullest extent permitted under applicable Law, but if one or more provisions of any agreement are held to be unenforceable or invalid under or in contravention of applicable Law by any court of competent jurisdiction, such provision shall be interpreted to the fullest extent permitted by applicable Law, and the Parties shall negotiate in good faith to replace such provision with a provision which effects to the fullest extent possible the original intent of such provision.

15.12
No Third-Party Beneficiaries. Except as provided in Article 12 of this Agreement or Article VII of the Supply Agreement, this Agreement, the Supply Agreement and the Purchase Agreement are for the sole benefit of the Parties hereto and thereto and their permitted assigns, and nothing herein or therein expressed or implied shall give or be construed to give to any Person, other than the Parties hereto or thereto and such assigns, any legal or equitable rights hereunder.

15.13
Expenses. Each Party will bear its own costs and expenses in connection with the preparation, negotiation and execution of this Agreement, the Supply Agreement, the Purchase Agreement and the other documents related hereto or thereto.

15.14
Injunctive Relief. The Parties agree that if any of the provisions of this Agreement, the Supply Agreement or the Purchase Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms of such agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

15.15
Counterparts. This Agreement, the Supply Agreement and the Purchase Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or other electronic copy of this Agreement, the Supply Agreement and the Purchase Agreement, including the signature pages, will be deemed an original.

[Remainder of this page intentionally left blank; signature page follows]

[Signature Page to License Agreement]
IN WITNESS WHEREOF, the Parties have caused this License Agreement to be executed and delivered by their respective duly authorized officers as of the day and year first above written, each copy of which shall for all purposes be deemed to be an original.

SOMAXON PHARMACEUTICALS, INC.
Per:	/s/ Richard W. Pascoe
	Name:	Richard W. Pascoe
	Title:	President and Chief Executive Officer

PALADIN LABS INC.
Per:	/s/ Mark Nawacki
	Name:	Mark Nawacki
	Title:	VP Business & Corporate Development

Schedule 1.21
Restrictions Under Existing Agreements
The ProCom Agreement

Schedule 1.25
Territory
Latin American countries: Argentina, Belize, Bolivia, Brazil, Chile, Colombia, Costa Rica, Ecuador, El Salvador, French Guiana, Guatemala, Guyana, Honduras, Nicaragua, Panama, Paraguay, Peru, Suriname, Uruguay, Venezuela, Dominican Republic, Jamaica, Trinidad & Tobago, Guadeloupe, Martinique, Bahamas, Barbados, Saint Lucia, Curacao, Saint Vincent and the Grenadines, Grenada, Aruba, Bermuda
Africa: All countries on the African continent and Madagascar

Schedule 1.77
Somaxon Patents
(as of the Effective Date)

Country	Serial No.	Patent No.	Title
CA	2721133		Low-Dose Doxepin Formulations and Methods of Making and Using the Same

PCT	WO 2008/128115		Low-Dose Doxepin Formulations and Methods of Making and Using the Same

CA	2687124		Low-Dose Doxepin Formulations, Including Buccal, Sublingual and Fastmelt Formulations, and Uses of the Same to Treat Insomnia

PCT	WO 2007/142811		Low-Dose Doxepin Formulations, Including Buccal, Sublingual and Fastmelt Formulations, and Uses of the Same to Treat Insomnia

CA	2687118		Methods of Using Low-Dose Doxepin for the Improvement of Sleep

PCT	WO 2007/142810		Methods of Using Low-Dose Doxepin for the Improvement of Sleep

CA	2693992		Methods of Improving the Pharmacokinetics of Doxepin

PCT	WO 2008/011150		Methods of Improving the Pharmacokinetics of Doxepin

Schedule 10.4
Press Release